UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

HEICO CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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HEICO CORPORATION
3000 Taft Street, Hollywood, Florida 33021
____________

Notice of Annual Meeting of Shareholders
To Be Held March 15, 2019
Conrad Miami
1395 Brickell Avenue
Miami, FL  33131

The Annual Meeting of Shareholders of HEICO Corporation (the “Annual Meeting”), a Florida corporation, will be held on Friday, March 15, 2019 at 10:00 a.m., Eastern Daylight Time, at the Conrad Miami, 1395 Brickell Avenue, Miami, Florida 33131, for the following purposes:

1.	To elect a Board of Directors for the ensuing year;

2.	To hold an advisory vote on executive compensation;

3.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2019; and

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

Only holders of record of HEICO Corporation Common Stock and Class A Common Stock as of the close of business on January 18, 2019 will be entitled to vote at the Annual Meeting.

You are requested, regardless of the number of shares owned, to sign and date the enclosed proxy and to mail it promptly, or to use the telephone or Internet voting systems set forth in the proxy. You may revoke your proxy at any time prior to its use by a revocation in writing to the Corporate Secretary at the Company’s principal executive offices at 3000 Taft Street, Hollywood, Florida 33021 or a later dated proxy that is received in sufficient time by HEICO prior to the Annual Meeting and, if you attend the Annual Meeting, you may vote your shares in person.

BY ORDER OF THE BOARD OF DIRECTORS

Laurans A. Mendelson
Chairman of the Board and
Chief Executive Officer
February 7, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 15, 2019

The accompanying Proxy Statement and the 2018 Annual Report on Form 10-K are available at:
http://www.heico.com

YOUR VOTE IS IMPORTANT

HEICO CORPORATION
3000 Taft Street, Hollywood, Florida 33021
____________

PROXY STATEMENT
____________

This Proxy Statement is furnished to the shareholders of HEICO Corporation (collectively, “HEICO,” “we,” “us,” “our” or the “Company”) in connection with the solicitation of proxies by HEICO’s Board of Directors (the "Board") for use at the Annual Meeting of Shareholders of HEICO (the “Annual Meeting”) to be held at the Conrad Miami, 1395 Brickell Avenue, Miami, Florida 33131, on Friday, March 15, 2019 at 10:00 a.m. Eastern Daylight Time. If you plan to attend the Annual Meeting, you can obtain directions to the Conrad Miami from the hotel’s website at http://conradhotels3.hilton.com/en/hotels/florida/conrad-miami-MIACICI/about/directions.html. This Proxy Statement and form of proxy are first being mailed to shareholders on or about February 11, 2019.

At the Annual Meeting, the shareholders will be asked to: (1) elect a Board of Directors for the ensuing year; (2) hold an advisory vote on executive compensation; (3) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2019; and (4) vote on any other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors of HEICO urges you to promptly date, sign and mail your proxy, or to use the telephone or Internet voting systems set forth in the proxy, in the form enclosed with this Proxy Statement, to make certain that your shares are voted at the Annual Meeting. Proxies enclosed, or in other acceptable forms, that are received in time for the Annual Meeting will be voted. However, you may revoke your proxy at any time prior to its use by a revocation in writing to the Corporate Secretary at the Company’s principal executive offices at 3000 Taft Street, Hollywood, Florida 33021 or a later dated proxy that is received in sufficient time by HEICO prior to the Annual Meeting and, if you attend the Annual Meeting, you may vote your shares in person.

If your proxy is received in time for the Annual Meeting, it will be voted in the manner specified by you in the proxy. If you do not specify a choice, the proxy will be voted as indicated in the form of proxy.

We will bear the expense of soliciting proxies in the accompanying form. Solicitations will be by mail and in some cases by telephone and/or email, and our directors, officers and regular employees may solicit proxies personally or by telephone, telegram or special letter. Our directors, officers and regular employees will receive no compensation in connection with the solicitation of proxies. We will also employ D. F. King & Co., 48 Wall Street, New York, New York 10005, to assist in soliciting proxies for a fee of $10,000 plus related out-of-pocket expenses.

Only holders of record of HEICO Common Stock, $0.01 par value per share (“Common Stock”), and Class A Common Stock, $0.01 par value per share (“Class A Common Stock”), as of the close of business on January 18, 2019 (the "Record Date") will be entitled to vote at the Annual Meeting. On that date, there were outstanding 53,355,169 shares of Common Stock, each entitled to one vote, and 79,581,992 shares of Class A Common Stock, each entitled to 1/10th vote per share.

Voting Requirements

The presence, in person or by proxy, of the holders of a majority of the voting power of the shares of all classes of HEICO’s common stock entitled to vote shall constitute a quorum at the Annual Meeting. If a quorum is present, approval of Proposals 1, 2 and 3 require the affirmative vote of a majority of the voting power of the shares of all classes of HEICO’s common stock represented at the meeting in person or by proxy and entitled to vote on the subject matter.
A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter (“non-voted shares”). This could occur, for example, when a broker is not permitted to vote shares held in “street name” on certain matters in the absence of instructions from the beneficial owner of the shares. Under the New York Stock Exchange ("NYSE") rules, a broker does not have the discretion to vote on Proposals 1 and 2. Non-voted shares with respect to a particular matter will be counted for purposes of determining the presence of a quorum but with respect to Proposals 1 and 2 will have no effect on the outcome of such proposals. Under the NYSE rules, a broker has the discretion to vote on Proposal 3. Shares voted to abstain as to a particular matter will be counted for purposes of determining the presence of a quorum and will count as a vote against such matter.

Under the terms of the HEICO Savings and Investment Plan (the “401(k) Plan”), all shares allocated to the accounts of participating employees will be voted or not voted by the trustee of the 401(k) Plan as directed by written instructions from the participating employees, and allocated shares for which no instructions are received and all unallocated shares will be voted by the trustee of the 401(k) Plan in the same proportion as the shares for which instructions are received. Voting instruction cards are being mailed to all participants in the 401(k) Plan. If a participant also owns shares outside the 401(k) Plan, the participant must return both the proxy card and the voting instruction card as indicated on those cards in order to cause all of their shares to be voted in accordance with their instructions. To be assured that the trustee will receive voting instruction cards on a timely basis, voting instruction cards for shares in the 401(k) Plan must be duly signed and received no later than March 8, 2019. The total number of shares in the 401(k) Plan as of the Record Date represents approximately 3.5% of the voting power of all classes of common stock outstanding as of the Record Date and entitled to vote at the Annual Meeting.

Internet Availability of Proxy Materials and Annual Report

This Proxy Statement and our 2018 Annual Report are also available on our website at www.heico.com under the heading “Investors.” Our website does not constitute a part of the Proxy Statement.

VOTING SECURITIES OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of HEICO Common Stock and Class A Common Stock by (i) each person who is known to us to be the beneficial owner of more than 5% of the outstanding Common Stock or Class A Common Stock; (ii) the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers; (iii) each of the members of the Board of Directors; and (iv) all directors and executive officers of the Company as a group. Information regarding our executive officers and directors is as of January 18, 2019 and information regarding certain other 5% shareholders is as of the date indicated in the corresponding footnote. Except as set forth below, the shareholders named below have sole voting and investment power with respect to all shares of Common Stock and Class A Common Stock shown as being beneficially owned by them. Information has been adjusted as necessary for all stock dividends and stock splits.

	Shares Beneficially Owned (2)
	Common Stock		Class A Common Stock
Name and Address of Beneficial Owner (1)	Number	Percent	Number	Percent
(a) Certain beneficial owners:
Mendelson Reporting Group (3)	9,312,333	16.81%	1,739,058	2.18%
Dr. Herbert A. Wertheim (4)	5,417,707	10.15%	5,398,728	6.78%
Vanguard Group, Inc. (5)	3,109,652	5.83%	6,301,356	7.92%
Janus Henderson Group plc (6)	—	—	7,925,087	9.96%
Blackrock, Inc. (7)	—	—	5,134,527	6.45%
FMR LLC (8)	—	—	4,237,900	5.33%

(b) Directors:
Thomas M. Culligan (9)	1,312	*	10,651	*
Adolfo Henriques (10)	1,311	*	29,593	*
Mark H. Hildebrandt (11)	1,312	*	49,877	*
Eric A. Mendelson (12)	2,671,431	4.91%	819,252	1.03%
Laurans A. Mendelson (13)	4,044,974	7.58%	469,950	*
Victor H. Mendelson (14)	2,595,928	4.77%	899,426	1.13%
Julie Neitzel (15)	4,105	*	12,514	*
Dr. Alan Schriesheim (16)	315,026	*	323,895	*
Frank J. Schwitter (17)	1,313	*	2,000	*

(c) Executive officers listed in Summary Compensation Table who are not directors:
Carlos L. Macau, Jr. (18)	1,582	*	332,703	*
Steven M. Walker (19)	7,518	*	50,097	*

All directors and executive officers as a group (12 persons) (20)	9,687,676	17.39%	2,584,500	3.21%

All directors, executive officers, the HEICO Savings and Investment Plan and the Mendelson Reporting Group as a group (21)	11,449,970	20.55%	4,238,415	5.27%
 ______________________________________
*    Represents ownership of less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner identified is c/o HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021.

(2)
The number of shares of Common Stock and Class A Common Stock deemed outstanding as of January 18, 2019 includes (i) 53,355,169 shares of Common Stock; (ii) 79,581,992 shares of Class A Common Stock; and (iii) shares issuable upon exercise of stock options held by the respective person or group which are presently exercisable or which may be exercised within 60 days after January 18, 2019 as set forth below. Pursuant to the rules of the Securities and Exchange Commission, presently exercisable stock options and stock options that become exercisable within 60 days are deemed to be outstanding and beneficially owned by the person or group for the purpose of computing the percentage ownership of such person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

(3)
The Mendelson Reporting Group consists of Laurans A. Mendelson; Eric A. Mendelson; Victor H. Mendelson; LAM Limited Partners, a partnership whose sole general partner is a corporation controlled by Arlene H. Mendelson, the wife of Laurans A. Mendelson; LAM Alpha Limited Partners, a partnership whose sole general partner is a corporation controlled by Laurans A. Mendelson; trusts for the benefit of Victor H. Mendelson’s immediate family members and whose Trustee is Victor H. Mendelson; EAM Management Limited Partners, a partnership whose sole general partner is a corporation controlled by Eric A. Mendelson; trusts for the benefit of Eric A. Mendelson’s immediate family members and whose Trustee is Eric A. Mendelson; Mendelson International Corporation, a corporation whose stock is owned solely by Eric A. and Victor H. Mendelson and whose Chairman of the Board is Laurans A. Mendelson; VHM Management Limited Partners, a partnership whose sole general partner is a corporation controlled by Victor H. Mendelson; the Laurans A. and Arlene H. Mendelson Charitable Foundation, Inc., of which Laurans A. Mendelson is President; Victor H. Mendelson Revocable Investment Trust, whose grantor, sole presently vested beneficiary and trustee is Victor H. Mendelson; individual Keogh accounts for both Eric A. and Victor H. Mendelson; and shares of both Common Stock and Class A Common Stock owned by the children of both Eric A. and Victor H. Mendelson. Includes 2,058,054 shares of Common Stock and 244,140 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 18, 2019, 204,773 shares of Common Stock and 194,812 shares of Class A Common Stock held by the HEICO Savings and Investment Plan, 2,623 shares of Common Stock and 9,366 shares of Class A Common Stock held by the HEICO Leadership Compensation Plan and 30,000 shares of Common Stock held by LAM Limited Partners that are pledged as collateral for a bank loan. See Notes (12), (13) and (14) below. The address of the Mendelson Reporting Group is 825 Brickell Bay Drive, 16th Floor, Miami, Florida 33131.

(4)	Based on information in Dr. Wertheim’s latest filing dated March 7, 1995. The address of Dr. Wertheim is 191 Leucadendra Drive, Coral Gables, Florida 33156.

(5)
Based on information in a Schedule 13G and a Schedule 13G/A each filed on February 12, 2018, all shares are beneficially owned by Vanguard Group, Inc., a registered investment adviser, and on behalf of its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company, who is the beneficial owner of 18,468 shares of Common Stock and 35,921 shares of Class A Common Stock and Vanguard Investments Australia, Ltd., who is the beneficial owner of 14,295 shares of Common Stock and 11,503 shares of Class A Common Stock. Vanguard Group, Inc. has sole and shared voting power over 21,710 and 11,052 shares of Common Stock, respectively, and 42,291 and 5,133 shares of Class A Common Stock, respectively. Vanguard Group, Inc. has sole and shared dispositive power over 3,080,131 and 29,521 shares of Common Stock, respectively, and 6,260,300 and 41,056 shares of Class A Common Stock, respectively. The address of Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(6)
Based on information in a Schedule 13G/A filed on February 12, 2018, all shares may be deemed to be beneficially owned by Janus Henderson Group plc (“Janus Henderson”), a parent holding company, and on behalf of Janus Capital Management LLC, a registered investment adviser, who is the beneficial owner of 7,614,443 shares, or 9.57%, of Class A Common Stock, in which Janus Henderson has an indirect ownership stake of 100% and Intech Investment Management LLC, a registered investment adviser, who is the beneficial owner of 310,643 shares of Class A Common Stock, in which Janus Henderson has an indirect ownership stake of 97.11%. Janus Henderson also has an indirect ownership stake of 100% in Perkins Investment Management LLC, Geneva Capital Management LLC, Henderson Global Investors Limited, Janus Henderson Investors Australia Institutional Funds Management Limited, and Henderson Global Investors North America Inc, each a registered investment advisor. The address of Janus Henderson is 201 Bishopsgate EC2M 3AE, United Kingdom.

(7)
Based on information in a Schedule 13G/A filed on January 25, 2018, all shares are beneficially owned by BlackRock, Inc., a parent holding company, and on behalf of its wholly owned subsidiaries (i) BlackRock International Limited; (ii) BlackRock Advisors, LLC; (iii) BlackRock (Netherlands) B.V.; (iv) BlackRock Institutional Trust Company, National Association; (v) BlackRock Asset Management Ireland Limited; (vi) BlackRock Financial Management, Inc.; (vii) BlackRock Japan Co., Ltd.; (viii) BlackRock Asset Management Schweiz AG; (ix) BlackRock Investment Management, LLC; (x) BlackRock Investment Management (UK) Limited; (xi) BlackRock Asset Management Canada Limited; (xii) BlackRock Investment Management (Australia) Limited; (xiii) BlackRock Advisors (UK) Limited; and (xiv) BlackRock Fund Advisors. BlackRock, Inc. has sole voting power over 4,827,766 shares, or 6.07%, of Class A Common Stock. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10055.

(8)
Based on information in a Schedule 13G filed on February 13, 2018, all shares are beneficially owned by FMR LLC, a parent holding company, and on behalf of its wholly owned subsidiaries (i) Entity ITEM 3 Classification; (ii) FIAM LLC IA; (iii) Fidelity Institutional Asset Management Trust Company BK (iv) FMR CO., INC IA; and (v) STRATEGIC ADVISERS, INC. IA and by Abigail P. Johnson, who is a Director, the Chairman and the Chief Executive Officer of FMR LLC. FMR LLC has sole voting power over 925,210 shares of Class A Common Stock. The address of FMR LLC and Abigail P. Johnson is 245 Summer Street, Boson, Massachusetts 02210.

(9)	Includes 1,312 shares of Common Stock and 9,428 shares of Class A Common Stock held by the HEICO Leadership Compensation Plan and allocated to Thomas M. Culligan’s account.

(10)	Includes 1,311 shares of Common Stock and 22,468 shares of Class A Common Stock held by the HEICO Leadership Compensation Plan and allocated to Adolfo Henriques’ account.

(11)
Includes 1,312 shares of Common Stock and 47,821 shares of Class A Common Stock held by the HEICO Leadership Compensation Plan and allocated to Mark H. Hildebrandt’s account and 2,056 shares of Class A Common Stock held in an Irrevocable Trust, whose trustees are Mark H. Hildebrandt's wife and daughter.

(12)
Includes 1,029,027 shares of Common Stock and 122,070 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 18, 2019; 392,718 shares of Common Stock held by EAM Management Limited Partners; 285,798 shares of Common Stock held by trusts for the benefit of Eric A. Mendelson’s immediate family members; 224,785 shares of Class A Common Stock held by Mendelson International Corporation; 111,165 shares of Common Stock and 105,741 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Eric A. Mendelson’s account; 15,227 shares of Common Stock and 10,078 shares of Class A Common Stock held in an individual Keogh account; and 4,522 shares of Common Stock and 5,204 shares of Class A Common Stock owned by Eric A. Mendelson’s children. Also includes 1,312 shares of Common Stock and 9,366 shares of Class A Common Stock held by the HEICO Leadership Compensation Plan and allocated to Eric A. Mendelson's account. See Note (3) above.

(13)
Laurans A. Mendelson disclaims beneficial ownership with respect to 1,717,928 shares of Common Stock held by LAM Limited Partners, a partnership whose sole general partner is a corporation controlled by Arlene H. Mendelson; 224,785 shares of Class A Common Stock, which are held in the name of Mendelson International Corporation; and 88,568 shares of Common Stock and 29,189 shares of Class A Common Stock, which were donated to and are presently held by the Laurans A. and Arlene H. Mendelson Charitable Foundation, Inc., of which Mr. Mendelson is President. Includes 2,236,872 shares of Common Stock and 214,023 shares of Class A Common Stock held solely by Mr. Mendelson or LAM Alpha Limited Partners. Also includes 1,606 shares of Common Stock and 1,953 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Laurans A. Mendelson’s account. See Notes (3), (12) and (14).

(14)
Includes 1,029,027 shares of Common Stock and 122,070 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 18, 2019; 465,318 shares of Common Stock and 137,201 shares of Class A Common Stock held by trusts for the benefit of Victor H. Mendelson’s immediate family members; 224,785 shares of Class A Common Stock held by Mendelson International Corporation; 172,515 shares of Common Stock held by VHM Management Limited Partners; 92,002 shares of Common Stock and 87,118 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Victor H. Mendelson’s account; 28,806 shares of Common Stock and 8,465 shares of Class A Common Stock held by the Victor H. Mendelson Revocable Investment Trust; 4,762 shares of Common Stock and 19,137 shares of Class A Common Stock owned by Victor H. Mendelson’s children; and 921 shares of Common Stock and 16,135 shares of Class A Common Stock held in an individual Keogh account. Also includes 1,311 shares of Common Stock held by the HEICO Leadership Compensation Plan and allocated to Victor H. Mendelson's account. See Note (3) above.

(15)
Includes 2,400 shares of Common Stock and 1,507 shares of Class A Common Stock held in an individual retirement account. Julie Neitzel disclaims beneficial ownership with respect to 325 shares of Class A Common Stock, which are held by Julie Neitzel's son. Also includes 1,313 shares of Common Stock and 9,460 shares of Class A Common Stock held by the HEICO Leadership Compensation Plan and allocated to Julie Neitzel’s account.

(16)
Includes 306,093 shares of Common Stock and 282,291 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 18, 2019. Also includes 8,933 shares of Common Stock and 6,416 shares of Class A Common Stock held by the HEICO Leadership Compensation Plan and allocated to Dr. Schriesheim’s account and 10,488 shares of Class A Common Stock held by the estate of Dr. Schriesheim’s spouse.

(17)	Includes 243 shares of Class A Common Stock held by Frank J. Schwitter's spouse.

(18)
Includes 323,780 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 18, 2019. Also includes 1,582 shares of Common Stock and 1,601 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Carlos L. Macau, Jr.’s account.

(19)
Includes 41,537 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 18, 2019. Also includes 7,518 shares of Common Stock and 6,732 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to Steven M. Walker’s account.

(20)
Includes 2,364,147 shares of Common Stock and 891,748 shares of Class A Common Stock subject to stock options that are presently exercisable or exercisable within 60 days after January 18, 2019. The total for all directors and executive officers as a group (12 persons) also includes 214,374 shares of Common Stock and 203,649 shares of Class A Common Stock held by the HEICO Savings and Investment Plan and allocated to accounts of the executive officers pursuant to the plan. Also includes 16,804 shares of Common Stock and 104,959 shares of Class A Common Stock held by the HEICO Leadership Compensation Plan and allocated to the accounts of certain directors pursuant to the plan.

(21)
Includes 9,312,333 shares of Common Stock and 1,739,058 shares of Class A Common Stock owned by the Mendelson Reporting Group and 1,976,668 shares of Common Stock and 1,857,564 shares of Class A Common Stock held by the HEICO Savings and Investment Plan, of which 1,975,750 shares of Common Stock and 1,856,639 shares of Class A Common Stock are allocated to participants in the Plan, including 214,374 shares of Common Stock and 203,649 shares of Class A Common Stock allocated to the directors and executive officers as a group, and of which 918 shares of Common Stock and 925 shares of Class A Common Stock are unallocated as of January 18, 2019.

PROPOSAL TO ELECT DIRECTORS
(Proposal No. 1)

Each of the nine individuals named in the table below has been nominated by our Board of Directors for election to the Board at the Annual Meeting to serve until the next annual meeting or until their successor is elected and qualified. All of the nominees are currently serving on the Board of Directors. The Board has no reason to believe that any of the nominees will not be a candidate or will be unable to serve.

Name	Age	Corporate Office or Position	Director Since
Thomas M. Culligan	67	Director	2014
Adolfo Henriques	65	Director	2011
Mark H. Hildebrandt	62	Director	2008
Eric A. Mendelson	53	Co-President and Director; President and Chief	1992
		Executive Officer of the HEICO Flight Support Group
Laurans A. Mendelson	80	Chairman of the Board; Chief Executive	1989
		Officer; and Director
Victor H. Mendelson	51	Co-President and Director; President and Chief	1996
		Executive Officer of the HEICO Electronic
		Technologies Group
Julie Neitzel	59	Director	2014
Dr. Alan Schriesheim	88	Director	1984
Frank J. Schwitter	85	Director	2006

Business Experience of Nominees

Thomas M. Culligan has been in the Aerospace and Defense industry for more than forty years, serving in senior management positions at the Raytheon Company, Honeywell International and McDonnell Douglas Corporation. Prior to that, following his service in the U.S. Air Force, Mr. Culligan was Legislative Director for U.S. Congressman Earl Hutto and Chief of Staff for a Florida Secretary of State. From 2001 until December 2013, Mr. Culligan was Senior Vice President of the Raytheon Company for Business Development and Strategy. He was also concurrently the Chairman and Chief Executive Officer of Raytheon International, Incorporated. In these roles, he was responsible for worldwide sales and marketing, Raytheon's international business and its government relations and operations. He was also responsible for developing and leading the execution of Raytheon's business strategy. Prior to joining Raytheon, Mr. Culligan was Honeywell's Vice President and General Manager of Defense and Space, with worldwide responsibility for all related sales, marketing and government relations. He also directed Honeywell's aerospace operations in Europe, Russia, the Middle East and Africa. He also held line management and profit and loss responsibilities for the company's defense aftermarket business and its technical services subsidiary. Before joining Honeywell, Mr. Culligan held executive positions with McDonnell Douglas, including Corporate Vice President of Program Development and Marketing and Vice President and General Manager of Government Affairs. Mr. Culligan is currently retired and serves as a member of the Special Security Agreement Board of SAFRAN, a member of the Board of Directors of CPS Technologies Corporation, a member of the Board of Advisors of M International, and a member of the Foundation Board of Florida State University. Mr. Culligan is considered an "independent" director under NYSE rules.

The Board believes that Mr. Culligan's broad and deep Aerospace and Defense industry experience, coupled with his intimate knowledge of international sales and government relations, provides important insight and advice to the Board's activities.

Adolfo Henriques has been Vice Chairman of The Related Group, a real estate development company headquartered in Miami, Florida, since January 2017. Previously, Mr. Henriques served as Chairman (from 2014 until 2018), Chief Executive Officer (from 2014 until 2017) and Vice Chairman and President (from 2011 until

2013) of Gibraltar Private Bank and Trust, a private banking and wealth management company. From 2005 until its sale in December 2007, Mr. Henriques was Chairman, President and Chief Executive Officer of NYSE-listed Florida East Coast Industries, having served on its Board since 1998 and having been Chairman of its Audit Committee, as well as a member of its Governance Committee. From 1998 until 2005, he served as Chief Executive Officer of the South Region for Regions Bank (and its predecessor, Union Planters Bank). Prior to joining Regions Bank, Mr. Henriques served in executive capacities at Bank of America’s predecessor banks since 1986, including positions as Chairman of NationsBank in South Florida and Executive Vice President of Barnett Bank. He began his career as a Certified Public Accountant. Mr. Henriques was appointed by the Governor of the State of Florida as Chairman of the Financial Oversight Board for the City of Miami. Mr. Henriques served on the Board of Directors of Boston Private Financial Holdings, Inc. from 2007 until February 2011 when he joined Gibraltar Private Bank and Trust. Mr. Henriques also serves on the Board of Intcomex, Inc. Mr. Henriques is the immediate past Chairman of the Miami-Dade Cultural Affairs Council. Mr. Henriques is considered an “independent” director under NYSE rules.

The Board believes that Mr. Henriques’ broad experience in the banking industry, his history as the CEO of a publicly-held company and his prior board experience is valuable to the Board’s activities, especially as they pertain to governance, oversight and financial matters.

Mark H. Hildebrandt began his legal career as an Assistant State Attorney at the Miami-Dade State Attorney’s Office. In 1986, Mr. Hildebrandt went into private practice and has been the president and sole owner of Mark H. Hildebrandt, P.A., a law firm with offices in Miami-Dade and Broward county, Florida. In 2004, while continuing with his own firm, he became a partner in the law firm of Waldman Trigoboff Hildebrandt & Calnan, P.A., a full-service boutique law firm. He has practiced law continuously for 35 years and specializes in complex corporate litigation and business law. Mr. Hildebrandt is the Chairman of the Board of Trustees of Mount Sinai Medical Center in Miami Beach, Florida. Prior to that, he served as Vice Chairman of the Board of Trustees for seven years. In addition, he served from 2007 to 2011 as the President of the Mount Sinai Medical Center Foundation. He is a current member of the Executive Committee of both the Board of Trustees and the Foundation. Mr. Hildebrandt is the Chairman of the Compensation Committee, a member of the Finance and Investment Committee, a member of the Audit Committee, a member of the Trustee Services Committee, and former Chairman of the Finance Committee of the Board of Trustees of the Mount Sinai Medical Center. Mr. Hildebrandt formerly served as a member of the Board of Directors of Easter Seals of Miami-Dade County, Florida, and has served in numerous other local civic posts. Mr. Hildebrandt is considered an “independent” director under NYSE rules.

Mr. Hildebrandt’s significant legal expertise and other business experience assist the Board in evaluating various matters. Given the Company’s complexity and its global activities, the Board believes Mr. Hildebrandt’s experience in complex commercial litigation, contract and employment disputes and intellectual property helps the Board in minimizing legal exposure, and in so doing, helps protect the Company’s and its shareholders’ interests. Mr. Hildebrandt’s experience as Chairman of the Board and member of the board and related committees for other companies enhances his ability to evaluate business issues.

Eric A. Mendelson has been associated with the Company since 1990, serving in various capacities. Mr. Mendelson has served as our Co-President since October 2009 and served as our Executive Vice President from 2001 through September 2009. Mr. Mendelson has also served as President and Chief Executive Officer of the HEICO Flight Support Group since its formation in 1993, as well as President of various Flight Support Group subsidiaries. Mr. Mendelson is a co-founder, and, since 1987, has been Managing Director of Mendelson International Corporation, a private investment company, which is a shareholder of HEICO. In addition, Mr. Mendelson is a member of the Advisory Board of Trustees of Mount Sinai Medical Center in Miami Beach, Florida, and a member of the Board of Trustees and a Past Chairman of Ransom Everglades School in Coconut Grove, Florida, as well as a member of the Board of Visitors of Columbia College in New York City. Eric Mendelson is the son of Laurans Mendelson and the brother of Victor Mendelson. Eric Mendelson is considered an “inside” director under NYSE rules.

As the principal architect of the Company’s parts development program since its commencement in 1992, Eric Mendelson has unique knowledge in the FAA-approved aircraft replacement parts industry which the Company pioneered under his leadership. Mr. Mendelson is well versed in the marketplace for the Company’s products and he has deep experience with the Company’s Team Members, customers and shareholders. His 29 years of progressive experience with running and growing the business render him a valuable resource to the Board. Eric Mendelson and his family are significant Company shareholders.

Laurans A. Mendelson has served as our Chairman of the Board since December 1990. He has also served as our Chief Executive Officer since February 1990 and served as our President from September 1991 through September 2009. Mr. Mendelson is a member of the Board of Governors of the Aerospace Industries Association ("AIA") in Washington, D.C., of which HEICO is a member. He is the former Chairman of the Board of Trustees, former Chairman of the Executive Committee and a current member of the Society of Mount Sinai Founders of Mount Sinai Medical Center in Miami Beach, Florida. In addition, Mr. Mendelson is a Trustee Emeritus of Columbia University in the City of New York, where he previously served as Trustee and Chairman of the Trustees’ Audit Committee. Early in his career, Mr. Mendelson was licensed as a Certified Public Accountant in the states of Florida and New York. Mr. Mendelson's license is currently inactive and he no longer practices as a Certified Public Accountant. Laurans Mendelson is the father of Eric Mendelson and Victor Mendelson. Laurans Mendelson is considered an “inside” director under NYSE rules.

The Board believes that Mr. Mendelson’s 29 years of solid and successful leadership of the Company, his demonstrated expertise and vast experience in the aerospace and electronic technologies industries and his background in finance, accounting and audit make him ideally suited to serve on the Board. The impact of Mr. Mendelson’s investment and acquisition acumen has led directly to the significant growth of the Company since 1990; he has a unique ability to recognize and capitalize on growth opportunities at the opportune time. Laurans Mendelson and his family are significant Company shareholders.

Victor H. Mendelson has been associated with the Company since 1990, serving in various capacities. Mr. Mendelson has served as our Co-President since October 2009 and served as our Executive Vice President from 2001 through September 2009. Mr. Mendelson has also served as President and Chief Executive Officer of the HEICO Electronic Technologies Group since its formation in September 1996. He served as General Counsel of the Company from 1993 to 2008 and Vice President of the Company from 1996 to 2001. In addition, Mr. Mendelson was the Chief Operating Officer of the Company’s former MediTek Health Corporation subsidiary from 1995 until its profitable sale in 1996. Mr. Mendelson is a co-founder, and, since 1987, has been President of Mendelson International Corporation, a private investment company, which is a shareholder of HEICO. Mr. Mendelson is a former Director and Audit Committee member of NASDAQ-listed Terrapin 3 Acquisition Corp. Mr. Mendelson is a Trustee of Columbia University in the City of New York, a Trustee of St. Thomas University in Miami Gardens, Florida, a Director of Boys & Girls Clubs of Miami-Dade and is a Director and Past President of the Board of Directors of the Florida Grand Opera. Victor Mendelson is the son of Laurans Mendelson and the brother of Eric Mendelson. Victor Mendelson is considered an “inside” director under NYSE rules.

The Board believes that Mr. Mendelson’s experience and expertise, garnered by serving the Company in a variety of roles over the past 29 years, make him uniquely qualified to serve on the Board because he understands the Company’s operations and strategy very well. As the founder of the Company’s Electronic Technologies Group, he has extensive knowledge and experience in the electronic technologies and defense segments of the business, which have experienced significant growth under his stewardship. Further, as the Company’s former General Counsel for 15 years, he is familiar with the Company’s matters, including contractual relationships and the Company’s numerous acquisitions. Victor Mendelson and his family are significant Company shareholders.

Julie Neitzel is a Partner with WE Family Offices, an independent, financial advisory and wealth management firm. Through her diverse background and experience, Ms. Neitzel advises entrepreneurs in areas including acquisition and financing of closely-held businesses, real estate portfolio acquisition and management, investment capital management, estate planning, beneficiary mentoring and education, in addition to other aspects of multi-generational planning. Prior to joining WE Family Offices in January 2013, she served as President of the Miami-based operation of GenSpring Family Offices, a leading wealth management firm for over ten years. Her previous professional roles include Director of Trivest Partners, a private equity firm where she worked on the aviation portfolio company team and other firm matters; President of PLC Investments, a private investment company where she led the firm's strategy on direct company investments, real estate and global financial market investments, in addition to serving on private company boards. Prior to those positions, she held key management roles with Citicorp, Chase Manhattan Bank and Clark Equipment Company. Throughout her career she has taken on financial, operational, business development and strategic planning leadership roles. Ms. Neitzel is considered an "independent" director under NYSE rules.

Ms. Neitzel brings to the Board extensive knowledge and expertise in acquisitions, business strategy, banking and finance gained through her many years of experience in the financial advisory industry.

Dr. Alan Schriesheim is retired from the Argonne National Laboratory, where he served as Director from 1984 to 1996, and currently holds the distinction of Director Emeritus. From 1983 to 1984, he served as Senior Deputy Director and Chief Operating Officer of Argonne. From 1956 to 1983, Dr. Schriesheim served in a number of capacities with Exxon Corporation in research and administration, including positions as General Manager of the Engineering Technology Department for Exxon Research and Engineering Co. and Director of Exxon’s Corporate Research Laboratories. Dr. Schriesheim is also a member of the Board of the Children’s Memorial Hospital of Chicago, Illinois, the President and Co-Founder of the Chicago Council on Science and Technology, and is a member of the National Academy of Engineering. Dr. Schriesheim is considered an “independent” director under NYSE rules.

     Dr. Schriesheim has deep experience and is accomplished in business, science and technology. His background in senior management of organizations involved with advanced technological developments and his advocacy for continuous technology development are important to the Board’s evaluation of the Company’s operations and potential acquisitions. The Board believes that Dr. Schriesheim’s international business experience through numerous economic cycles provides the Board with a stable perspective which is useful in navigating complex business judgments.

Frank J. Schwitter has been a Partner with the investment firm, 1624 Capital LLC, since February 2013. In 2014, he was appointed to the Accounting and Audit Committee of the New York Athletic Club. Mr. Schwitter has also been engaged principally as a consultant for law and accounting firms from 1998 to 2010. From 1996 to 1998, Mr. Schwitter served as Senior Business Advisor and Technical Consultant to Prasetio Utomo & Co. in Indonesia. Prior to 1996, Mr. Schwitter served 38 years with Arthur Andersen LLP, where he was a partner and the Managing Director of the Firm’s International Business Program from 1982 to 1996. Mr. Schwitter also served as an officer and director of a number of business organizations including the Foreign Policy Association, the Business Council for International Understanding, Council of the Americas, the Long Island Association of Business and the Huntington Chamber of Commerce. From 1998 to 2003, Mr. Schwitter served on the Technical Standards Committee of the American Institute of Certified Public Accountants (“AICPA”) and he remains a member of the AICPA. Mr. Schwitter is a Certified Public Accountant in New York State. Additionally, Mr. Schwitter is a veteran of the United States Air Force. Mr. Schwitter is considered an “independent” director under NYSE rules.

Mr. Schwitter brings to the Board a wealth of knowledge in finance and accounting at both the domestic and international levels. His prior experience as a partner of one of the largest accounting firms at that time, has provided him with a solid foundation from which to assess and advise on the Company’s internal controls, financial strategy, financial reporting and interactions with the Company’s independent registered public accounting firm. His strong leadership skills, acquired during many years of senior management, are a complement to the Board’s composition.

Board Leadership Structure

Within the Board’s purview is the determination as to whether the roles of Chief Executive Officer and Chairman of the Board should be combined or separate. HEICO believes a combined role of Chairman of the Board and Chief Executive Officer, along with Board committees that are chaired by independent directors (with the exception of the Executive Committee chaired by Mr. Laurans Mendelson) is the appropriate leadership structure for the Company at this time, and is one that provides exceptional value to HEICO and its shareholders. Mr. Mendelson has vast expertise in the aerospace, defense and electronics industries and a proven track record of successful leadership, as evidenced by HEICO's substantial and consistent revenue, net income, cash flow and share value growth in the past 29 years, even though the period saw several economic downturns. The combined role fosters open communication between the Board and management team, provides both groups with unified leadership and promotes efficient development and execution of the Company’s strategic plan.

The independent directors meet as frequently as they desire, but at least once per year, in an executive session. The independent directors elect a presiding director to act as the lead independent director for each executive session among the chairs of the committees of the Board on a rotating basis.

Board Risk Oversight

While the Company’s management team takes primary responsibility for risk management, the Board plays a large role in the oversight, evaluation and strategy for handling the material risks facing the Company. The risk environment in which HEICO currently operates includes a variety of risks, both financial and operational, some of which may manifest themselves in unforeseen ways, which may affect our ability to anticipate, fully comprehend, mitigate or respond to them. At regular intervals, HEICO’s management team presents the Board with reports on the status of critical risks that are currently affecting or have the potential to impact the business. These reports are designed to provide the Board with timely identification of the nature of any risks, so they may respond appropriately.

The Board addresses risk management at both the full Board and Committee levels. The full Board oversees risks that may impact HEICO and its subsidiaries as a whole, with particular emphasis on operational and strategic risk; while each Committee oversees specific areas of risk within its purview. The full Board is responsible for oversight of HEICO's cybersecurity risks. To this end, the full Board receives regular reports from management on system vulnerabilities and security measures in effect to deter or mitigate breaches or hacking activities. The Finance/Audit Committee is responsible for oversight of HEICO’s financial risks, including the adequacy of internal controls, compliance, financial reporting, and tax positions. To this end, the Finance/Audit Committee meets regularly with the Company’s internal and external auditors to ensure visibility into pending risks and the mitigation of the financial and non-financial impact of these risks. The Nominating and Corporate Governance Committee is responsible for the oversight of the Company’s directorship policies and practices, succession planning and the evaluation and recommendation of qualified Board candidates. Other Board committees also consider areas of risk within their particular subject matter, for example, the Compensation Committee considers the areas of risk related to the compensation policy and programs of the Company.

Director Independence

The Board of Directors has determined that Mr. Culligan, Mr. Henriques, Mr. Hildebrandt, Mr. Wolfgang Mayrhuber (who passed away in December 2018), Ms. Neitzel, Dr. Schriesheim and Mr. Schwitter have met the standards of independence as set forth in the Company’s Corporate Governance Guidelines, which are consistent with the standards established by the NYSE.

The full Board of Directors discussed and reviewed whether each director was “independent” under NYSE rules. The Board of Directors has used these rules to determine whether each director is independent. These rules state that a director who has a “material” relationship with the Company will be deemed an “inside” or “non-independent” director. As Laurans, Eric and Victor Mendelson are all employed in executive positions with the Company, they are deemed “inside” or “non-independent” directors.

As Mr. Culligan, Mr. Henriques, Mr. Hildebrandt, Mr. Mayrhuber (who passed away in December 2018), Ms. Neitzel, Dr. Schriesheim, and Mr. Schwitter and their employers lack material relationships with the Company, they are deemed “independent” under NYSE rules. The Board of Directors reviewed and confirmed these conclusions.

Board Committees

The Board of Directors has the following standing committees: an Executive Committee, a Nominating and Corporate Governance Committee, a Compensation Committee, a Finance/Audit Committee, an Environmental, Safety and Health Committee, and a Stock Option Plan Committee. From time to time, special committees for a limited purpose and duration may be established. Committee member appointments to the standing committees are re-evaluated annually and approved by the Board of Directors at its next regularly scheduled meeting that follows the Annual Meeting of Shareholders. Information regarding each of the standing committees follows.

The Executive Committee has such powers as are delegated by the Board of Directors, which may be exercised while the Board of Directors is not in session, provided such powers are not in conflict with specific powers conferred to other committees or are otherwise contrary to law. The Executive Committee met three times in fiscal 2018 and its members currently consist of Mr. Laurans Mendelson (Committee Chairman), Mr. Henriques and Dr. Schriesheim. Mr. Mayrhuber was also a member until he passed away in December 2018.

The Nominating and Corporate Governance Committee assists the Board of Directors in identifying and recommending to the Board qualified individuals to be nominated as directors; makes recommendations concerning committee membership and appointments; periodically reviews and recommends to the Board of Directors updates to the Company’s Corporate Governance Guidelines; assists the Board and the Company in interpreting and applying the Company’s Corporate Governance Guidelines and Code of Business Conduct; and oversees the annual evaluation of management and of the Board of Directors. The Nominating and Corporate Governance Committee met three times in fiscal 2018 and its members consist of Mr. Hildebrandt (Committee Chairman) and Dr. Schriesheim. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is “independent” in accordance with the NYSE’s listing standards.

Prior to nominating an existing director for re-election to the Board of Directors, the Nominating and Corporate Governance Committee will consider the existing director’s independence, if required, skills, performance and meeting attendance. The Nominating and Corporate Governance Committee will consider candidates recommended by shareholders (see the caption “Shareholder Proposals and Nominations” contained herein). All candidates will be reviewed in the same manner, regardless of the source of recommendation. In evaluating candidates for potential director nomination, the Nominating and Corporate Governance Committee will consider, among other things, candidates that are independent, if required; who possess personal and professional integrity; have good business judgment, relevant experience and skills; and who would be effective as a director in conjunction with the full Board of Directors in collectively serving the long-term interests of our shareholders. While we do not have a formal policy on diversity, when considering the selection of director nominees, the Nominating and Corporate Governance Committee considers individuals with diverse backgrounds, viewpoints, accomplishments, cultural background and professional expertise, among other factors.

The Compensation Committee reviews and approves compensation of our officers, key employees and directors. For further information on the Compensation Committee’s processes and procedures for consideration and determination of executive compensation, see the "Compensation Discussion and Analysis" section contained herein. Pursuant to the terms of its charter, the Compensation Committee may form and delegate any or all of its responsibilities to subcommittees, as it deems appropriate. In addition, the Compensation Committee reviews and discusses with management the Compensation Discussion and Analysis and based on the review and discussion, recommends its inclusion in the proxy statement. The Compensation Committee met six times in fiscal 2018 and its members consist of Mr. Hildebrandt (Committee Chairman), Ms. Neitzel, and Dr. Schriesheim. The Board of Directors has determined that each member of the Compensation Committee is “independent” in accordance with the NYSE’s listing standards. The report of the Compensation Committee regarding the Compensation Discussion and Analysis is contained herein.

The Finance/Audit Committee, which is established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934, as amended, oversees the quality and integrity of our accounting, auditing, internal control and financial reporting practices, including the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm. The Finance/Audit Committee also advises the

Board of Directors regarding transactions presenting a potential conflict of interest between the Company and any member of the Board of Directors or any executive officer. The Finance/Audit Committee met four times in fiscal 2018 and its members consist of Mr. Schwitter (Committee Chairman), Mr. Henriques, Mr. Hildebrandt, Ms. Neitzel and Dr. Schriesheim. The Board of Directors has determined that each member of the Finance/Audit Committee is “financially literate” and “independent” in accordance with the NYSE’s listing standards and that Mr. Schwitter is an “audit committee financial expert,” as defined by the Securities and Exchange Commission. The report of the Finance/Audit Committee is contained herein.

The Environmental, Safety and Health Committee meets with our senior management and oversees compliance in all matters relating to federal and state environmental, safety and health regulations. The Environmental, Safety and Health Committee met four times in fiscal 2018 and its members currently consist of Dr. Schriesheim (Committee Chairman), Mr. Culligan, Mr. Eric Mendelson, and Mr. Victor Mendelson. Mr. Mayrhuber was also a member until he passed away in December 2018. The Environmental, Safety and Health Committee also visits our operating locations on a periodic basis.

The Stock Option Plan Committee administers our stock option plans and has authority to grant options, to determine the persons to whom and the times at which options are granted, and to determine the terms and provisions of each grant. The Stock Option Plan Committee met three times in fiscal 2018 and its members currently consist of Mr. Hildebrandt (Committee Chairman) and Mr. Culligan.

The Nominating and Corporate Governance Committee, Compensation Committee and the Finance/Audit Committee are governed by written charters relating to corporate governance matters. All Board of Directors Committee Charters, Corporate Governance Guidelines, as well as HEICO’s Code of Ethics and Business Conduct are located on HEICO’s website at www.heico.com under the Investors tab.

Board Meetings

During the fiscal year ended October 31, 2018, the Board of Directors held six meetings and took one action by written consent. Each of the directors attended 77% or more of the meetings of the Board of Directors and committees on which they served in fiscal 2018. Additionally, each director nominee within Proposal No. 1 attended 100% of the meetings of the Board of Directors and committees on which they served in fiscal 2018. We do not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meeting of shareholders, but we encourage directors to attend and historically, most have done so. All ten of the then current members of the Board of Directors attended the 2018 Annual Meeting of Shareholders.

Compensation Committee Interlocks and Insider Participation

Mr. Hildebrandt, Ms. Neitzel and Dr. Schriesheim served as members of the Compensation Committee during fiscal 2018. No member of the Compensation Committee was an officer or employee of the Company during fiscal 2018 or was formerly an officer of the Company. During the fiscal year ended October 31, 2018, none of HEICO’s executive officers served on the board of directors or compensation committee of any other entity whose directors or executive officers served either on HEICO’s Board of Directors or on HEICO’s Compensation Committee.

Compensation of Directors

Effective September 17, 2018, our directors receive an annual retainer of $180,000 and are required to purchase shares of HEICO common stock equivalent to approximately 64% of the annual retainer ($115,000). Prior to September 17, 2018, our directors received an annual retainer of $175,000 and were required to purchase shares of HEICO common stock equivalent to approximately 63% of the annual retainer ($110,000). Directors may purchase these shares on their own behalf or have the Company complete the purchases for them using funds the Company withholds from their retainers.

Directors are paid a fee of $2,000 for each regular Board of Directors meeting attended and members of committees of the Board of Directors are paid a $10,000 annual retainer for each committee served and $1,200 for attendance at each committee meeting or site visit. In addition, committee chairmen are paid an annual retainer of $10,000 for each committee chaired.

The Directors’ Retirement Plan, which was adopted in 1991 in order to facilitate director retirements and covered our then current directors, was amended as of November 2003 to effectively freeze vested benefits. One of our current nine directors is covered under the Directors’ Retirement Plan and he will receive annually $19,000 payable in quarterly installments. At the election of such director, these quarterly payments begin either at age 70 or upon retirement from the Board of Directors and continue for the same period of time that the participant served on the Board of Directors, not to exceed ten years. In addition, payments are presently being made to the estate of a former director who was covered under the Directors' Retirement Plan. During fiscal 2018, $1,310 was accrued pursuant to the Directors' Retirement Plan and $19,000 was paid to the estate of a former director.

Director Compensation Table

The table below summarizes the compensation paid to our non-employee directors during fiscal 2018.
.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Non-qualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total

Thomas M. Culligan	$205,573	$—	$—	$—	$205,573

Adolfo Henriques	215,134	—	—	—	215,134

Mark H. Hildebrandt	277,573	—	—	—	277,573

Wolfgang Mayrhuber (4)	210,734	—	—	—	210,734

Julie Neitzel	219,934	—	—	—	219,934

Dr. Alan Schriesheim	272,256	—	—	—	272,256

Frank J. Schwitter	213,612	—	—	—	213,612
 ______________________________________

(1)
No stock options were granted to any non-employee director in fiscal 2018. As of October 31, 2018, the only non-employee director holding options was Dr. Schriesheim who held options for 306,093 shares of Common Stock and 282,291 shares of Class A Common Stock (adjusted as necessary for all stock dividends and stock splits).

(2)	There were no above-market or preferential earnings on deferred compensation.

(3)	The aggregate value of perquisites and other personal benefits is less than $10,000 per non-employee director.

(4)	Mr. Mayrhuber passed away on December 1, 2018.

Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” EACH OF THE NOMINEES.

COMPENSATION DISCUSSION AND ANALYSIS

Because our compensation methods and their results have remained essentially the same during the past several years, this Compensation Discussion & Analysis ("CD&A"), which is submitted by the Compensation Committee of the Company’s Board of Directors (the "Committee"), is again substantially similar to the prior year's CD&A. This CD&A should be read in conjunction with the compensation tables contained elsewhere in this proxy statement. References to our "named executive officers" in this CD&A are to the persons set forth in the compensation tables.

Our shareholders adopted an annual interval for "management say on pay" review. Accordingly, our shareholders last voted on the matter at our Annual Meeting in 2018 and approved, on an advisory basis, the compensation of our named executive officers. Our existing compensation policies and decisions are consonant with our compensation philosophy and objectives discussed below and align the interests of our named executive officers with the Company's short and long term goals.

Compensation Background Data

Substantial Growth

For nearly three decades, the Committee has applied the same deliberate and consistent principles which have succeeded in retaining and incentivizing our management over a long period of time. Accordingly, when setting compensation, the Committee considers the following key facts:

•	HEICO achieved compound annual growth in Total Shareholder Return(1) of 23% from 1990 through October 31, 2018

•	HEICO achieved 19% compound annual net income growth from fiscal 1990 through fiscal 2018

•	HEICO achieved 16% compound annual sales growth from fiscal 1990 through fiscal 2018

•	HEICO achieved 21% compound annual cash flow from operations growth from fiscal 1990 through fiscal 2018

The following four pages display the net sales and net income growth for the past twenty-eight years and the Total Shareholder Return which investors who held HEICO shares would have experienced over the past three years and the past twenty-eight years (which includes the time since current management took office).

__________________________________

(1) Total Shareholder Return is the change in share price, as adjusted for stock splits and stock dividends, and all cash dividends, assuming reinvestment of those dividends in our Company's shares.

	Twenty-Eight Year Net Sales and Net Income Results (in thousands)
	1990	1991	1992	1993	1994	1995
Net Sales	$26,239	$25,368	$19,852	$19,856	$19,212	$25,613
Net Income	1,961	2,363	332	728	1,021	1,437

	1996	1997	1998	1999	2000	2001
Net Sales	$34,565	$63,674	$95,351	$141,269	$202,909	$171,259
Net Income	3,665	7,019	10,509	16,337	27,739	15,833

	2002	2003	2004	2005	2006	2007
Net Sales	$172,112	$176,453	$215,744	$269,647	$392,190	$507,924
Net Income	15,226	12,222	20,630	22,812	31,888	39,005

	2008	2009	2010	2011	2012	2013
Net Sales	$582,347	$538,296	$617,020	$764,891	$897,347	$1,008,757
Net Income	48,511	44,626	54,938	72,820	85,147	102,396

	2014	2015	2016	2017	2018
Net Sales	$1,132,311	$1,188,648	$1,376,258	$1,524,813	$1,777,721
Net Income	121,293	133,364	156,192	185,985	259,233

The following graph and table compare the Total Shareholder Return on $100 invested in HEICO Common Stock and HEICO Class A Common Stock with the Total Shareholder Return on $100 invested in an Aerospace Company Peer Group for the three-year period from October 31, 2015 through October 31, 2018. The Aerospace Company Peer Group is comprised of twenty of the twenty-two companies used in preparing the Company’s fiscal 2018 compensation benchmark analysis. Please note two companies were omitted from the table below as they were not listed companies for the full three-year duration presented. See within the "Determining Compensation Levels" section on page 23 for a list of the company names. The total returns include the reinvestment of cash dividends.

Comparison of Three-Year Cumulative Total Shareholder Return
$350
$300
$250
$200
$150
$100
$50
$0
Dollars
$326.76 HEI
$300.42 HEI-A
$154.50 Peer Group
$100.00
2015
2016
2017
2018
HEICO Common Stock (HEI)
HEICO Class A Common Stock (HEI-A)
Aerospace Company Peer Group (Peer Group)

	Cumulative Total Shareholder Return as of October 31,
	2015	2016	2017	2018
HEICO Common Stock	$100.00	$134.31	$225.84	$326.76
HEICO Class A Common Stock	100.00	137.82	219.06	300.42
Aerospace Company Peer Group	100.00	107.26	149.03	154.50

The following graph and table compare the Total Shareholder Return on $100 invested in HEICO Common Stock and HEICO Class A Common Stock with the Total Shareholder Return on $100 invested in the NYSE Composite Index and the Dow Jones U.S. Aerospace Index for the three-year period from October 31, 2015 through October 31, 2018. The NYSE Composite Index measures the performance of all common stocks listed on the NYSE. The Dow Jones U.S. Aerospace Index is comprised of large companies which make aircraft and defense equipment and systems, as well as providers of satellites and spacecraft used for both commercial and defense purposes. The total returns include the reinvestment of cash dividends.

Comparison of Three-Year Cumulative Total Shareholder Return
Dollars
$350
$300
$250
$200
$150
$100
$50
$0
2015
2016
2017
2018
$326.76 HEI
$300.42 HEI-A
$190.92 DOW
$116.70 NYSE
$100.00
HEICO Common Stock (HEI)
HEICO Class A Common Stock (HEI-A)
NYSE Composite Index (NYSE)
Dow Jones U.S. Aerospace Index (DOW)

	Cumulative Total Shareholder Return as of October 31,
	2015	2016	2017	2018
HEICO Common Stock	$100.00	$134.31	$225.84	$326.76
HEICO Class A Common Stock	100.00	137.82	219.06	300.42
NYSE Composite Index	100.00	100.20	117.97	116.70
Dow Jones U.S. Aerospace Index	100.00	106.29	158.89	190.92

The following graph and table compare the Total Shareholder Return on $100 invested in HEICO Common Stock since October 31, 1990 using the same indices shown on the three-year performance graph immediately above. October 31, 1990 was the end of the first fiscal year following the date the current executive management team assumed leadership of the Company. No Class A Common Stock was outstanding as of October 31, 1990. The total returns include the reinvestment of cash dividends.

	Cumulative Total Shareholder Return as of October 31,
	1990	1991	1992	1993	1994	1995
HEICO Common Stock	$100.00	$141.49	$158.35	$173.88	$123.41	$263.25
NYSE Composite Index	100.00	130.31	138.76	156.09	155.68	186.32
Dow Jones U.S. Aerospace Index	100.00	130.67	122.00	158.36	176.11	252.00

	1996	1997	1998	1999	2000	2001
HEICO Common Stock	$430.02	$1,008.31	$1,448.99	$1,051.61	$809.50	$1,045.86
NYSE Composite Index	225.37	289.55	326.98	376.40	400.81	328.78
Dow Jones U.S. Aerospace Index	341.65	376.36	378.66	295.99	418.32	333.32

	2002	2003	2004	2005	2006	2007
HEICO Common Stock	$670.39	$1,067.42	$1,366.57	$1,674.40	$2,846.48	$4,208.54
NYSE Composite Index	284.59	339.15	380.91	423.05	499.42	586.87
Dow Jones U.S. Aerospace Index	343.88	393.19	478.49	579.77	757.97	1,000.84

	2008	2009	2010	2011	2012	2013
HEICO Common Stock	$2,872.01	$2,984.13	$4,722.20	$6,557.88	$5,900.20	$10,457.14
NYSE Composite Index	344.96	383.57	427.61	430.46	467.91	569.69
Dow Jones U.S. Aerospace Index	602.66	678.00	926.75	995.11	1,070.15	1,645.24

	2014	2015	2016	2017	2018
HEICO Common Stock	$11,416.51	$10,776.88	$14,652.37	$23,994.03	$33,876.95
NYSE Composite Index	617.23	595.37	596.57	702.38	694.81
Dow Jones U.S. Aerospace Index	1,687.41	1,766.94	1,878.10	2,807.42	3,373.52

Key Compensation Views

What the Committee Believes

•	Compensation policies should be simple and clear for the Company, its shareholders and our executives

•	Complicated compensation methods designed to encourage or discourage specific actions are more likely to lead to unintended adverse consequences than they are to yield successful overall results

•	A fair and transparent compensation policy builds trust between the Company and its executives, which, in turn, fosters an ethical and honest business culture

Thus the Committee focuses on the following three clear objectives

•	Compensate our executives fairly

•	Motivate our executives to honestly and ethically grow our Company’s profits, cash generation, revenues, and market capitalization over time, not just in the short term

•	Retain our executives while ensuring the ability to attract new ones as needed

Compensation Approach Details

•	Follow a "common sense" approach to compensating our executives

•	Not based on theory or ornate concepts derived from academic study

•	Derived from the Committee members’ many years of actual business and practical experience in which they had to design compensation for their own employees

•	This approach and historical judgment have been very successful for HEICO, with the Company experiencing significant growth over a very long period and usually meeting its shorter term goals each year

•	Both long and short-term performance are important

•	The Committee applied the same judgment in 2018 as in prior years

HEICO’s success and the Committee members’ continuous interaction with the named executive officers are overriding factors in the Committee’s compensation philosophy. Over approximately 28 years, the Board of Directors and Committee members have had the experience of working with almost all the named executive officers and, during this period, the Company’s sales grew from just over $26 million in fiscal 1990 to a record of approximately $1.8 billion in fiscal 2018, while our net income from continuing operations has grown from just below $2 million to a record of approximately $259 million in the same period. Further, our compound annual rate of growth in net sales and net income have equaled 16% and 19%, respectively, since 1990. During this time, our shareholders have benefited significantly, as a $100,000 investment in HEICO stock at the time current management took over operation of the business became worth approximately $33.9 million as of October 31, 2018.

Important Considerations and Important Management Characteristics

During this lengthy period of strong performance, the Board of Directors and the Committee have become well acquainted with each of the named executive officers and have observed the following characteristics about our management team, which strengthened our trust in them and serves to confirm our judgment of how they should be compensated.

•	Loyalty to the Company, including times when such loyalty harmed the executives’ short- term personal interests

◦
For example, during downturns, the executives favored continued substantial investment in research and product development, which had the effect of reducing their own potential short-term compensation, so that the Company would experience better medium and long term growth

◦	During weak economic times, our executive officers requested that they not receive salary increases or bonuses

•	Management has been careful to maintain conservative debt levels to ensure the Company’s ability to finance acquisitions and growth

•	Our executive officers have developed an ethical and honest culture based on serving our various stakeholders, which has become known among our Team Members as the "HEICO Family" culture

•	Executive officers should feel they are being rewarded and recognized properly for their efforts and for their contributions to our Company’s growth

Other Important Factors We Consider

•	Current management holds a significant financial stake in the Company

•	Alternate personal business opportunities which our executives could easily pursue

•	Amounts and types of compensation which other companies pay to their executives

•	General economic conditions

•	The complexity and risks of the executives’ current jobs

•	Stability from management’s longevity, which benefits employee and customer retention and which secures the HEICO Family culture

Compensation Elements

The Committee consistently breaks executive compensation into the following four primary categories:

•	Base Salary

•	Bonus

•	Stock Options

•	Retirement-Related/Long-Term Compensation

Further, we believe it is appropriate to allow executives certain modest perquisites as discussed later in this CD&A.

The Committee considers Base Salary, Cash Bonus (which is referred to as Non-Equity Incentive Compensation Plan in the Summary Compensation Table), Retirement-Related/Long-Term Compensation, Director Fees, Insurance Benefits and other perquisites to be cash-based compensation.

Determining Compensation Levels

•	Independent, third party consultants utilized

◦	The consultants retained by the Committee are independent

◦	They raise no conflict of interest concerns because they provide no other services to HEICO or its executives

The Committee utilizes independent third party consultants to help us benchmark our compensation views against those of other companies. The consultants were selected based upon their historical use by the Committee and the Committee’s satisfaction with the consultants’ work product. Steven Hall & Partners provided our benchmark analysis of executive base salaries and bonuses paid to executives at other companies with some important characteristics similar to ours. The consultant's benchmark was comprised of twenty-two manufacturing companies, each with at least one significant characteristic similar to one of HEICO’s, such as revenues, market capitalization, profits or industry. The aerospace companies used in the benchmark analysis were: AAR Corp., Aerojet Rocketdyne Holdings, Inc., Analogic Corp., Barnes Group, Inc., CAE, Inc., Comtech Telecommunications Corp., Cubic Corp., Curtiss-Wright Corporation, Ducommun, Inc., EnPro Industries, Inc., ESCO Technologies, Inc., Esterline Technologies Corp., FLIR Systems, Inc., Franklin Electric Co., Inc., Hexcel Corp., KLX, Inc., Moog, Inc., Teledyne Technologies, Inc., TransDigm Group, Inc., Triumph Group, Inc., ViaSat, Inc. and Woodward, Inc.

Fulcrum Consulting provided the Committee with advice regarding the HEICO Corporation Leadership Compensation Plan (which is further discussed below) and provided the Committee with advice on benefits policies generally and conducts actuarial studies for certain benefit plan contributions.

•
We do not believe that benchmark studies should be the only, or even the determinative, consideration, though they are helpful in providing partial fairness tests for both our Company and its executives and they help us evaluate whether our compensation methods are at least comparable to those of other companies

•
HEICO’s management focuses on our profitability, cash flow from operating activities as defined by generally accepted accounting principles ("Cash Flow") and market capitalization in the belief that these ultimately drive shareholder wealth, rather than by our revenues or number of employees relative to other firms

•	The Committee incentivizes profitability, Cash Flow and market capitalization growth

•	Benchmarking studies frequently relate to a company’s size in revenues or employment, instead of its profitability or profit margins

If we were to exclusively follow benchmark studies, we would pay our executives not for the Company’s income, but principally for its revenues and staff size. We believe that would be flawed because it would not incentivize our management to focus on the factors which we and they believe to be important, such as Cash Flow, net income, profits and margins, company culture, product line breadth and long-term focus. When we consider the benchmark data, we believe that our executive management team should be compensated in the higher percentile of companies reviewed because of the factors discussed above in this CD&A. The Committee continues to reserve the discretion whether to utilize and interpret the benchmark data in our judgment. We also note that benchmark data can be flawed due to circumstances unique to other companies in a “peer group” and because there are no companies which exactly match the total mix of HEICO’s products, size and financial characteristics.

Base Salary

The Committee determines base salary by considering:

•	Growth in our sales, income and Cash Flow

•	Historical pay levels

•	Our business’s complexity

•	The benchmark analyses previously discussed

•	The need to offer a base salary competitive with other income generating opportunities which executives might have

•
We also take into account the fact that there are other elements in compensation which the Company does not offer to our executives and the compensation elements we do offer which are discussed below (e.g., bonus and retirement/long-term compensation amounts)

Bonus

At each fiscal year’s outset, our executive officers present to the Board of Directors a financial goal or budget for the year. The Committee believes that Messrs. Mendelson (Laurans, Eric and Victor) and Mr. Macau should receive bonuses equal to roughly 130% of their eligible compensation if the Company meets a budgeted, meaningful growth goal. In 2018, the bonus required 18% net income growth.

•	Bonuses are paid for net income growth

•	18% net income growth over fiscal 2017 was required for the named executive officers to receive their target bonus

•	A minimum of 6% net income growth over fiscal 2017 was required in fiscal 2018 for our named executive officers to receive any bonus whatsoever

•
Fiscal 2018 bonus was to have been reduced by 4.6% for every 1% that net income growth was less than 18%, but bonus was to have been increased by only 2.3% for every 1% net income growth was above 18%, subject to a limit representing roughly 190% of the named executive officer's eligible compensation

•	In order for the named executive officers to earn any bonus in fiscal 2018, HEICO’s net income had to grow at nearly three times the United States’ Gross Domestic Product (GDP) 2017 growth rate

•	Fiscal 2019’s bonus target requires 18% net income growth for the named executive officers to receive their targeted bonus payments

•	Fiscal 2019 net income must grow by at least 6% for the named executive officers to receive any bonus payment under the Company’s incentive compensation plan

•
Fiscal 2019 bonus will be reduced by 4.6% for every 1% that net income growth is less than 18%, but bonus will be increased by only 2.3% for every 1% net income growth is above 18%, subject to a limit representing roughly 190% of the named executive officer's eligible compensation

•	Prior years’ requirements were similarly rigorous

The Committee feels bonuses should be scaled to provide for partial payment if the minimum threshold is met, but the full target is not met, so the Company's incentive compensation plans provide for this. We also believe that a larger bonus should be paid if the full target is exceeded; the bonus arrangement provided for such a formula along with a cap on all bonus potential.

Our goal is to provide incentives to management to meet both short and long-term objectives, to be competitive with other income generating opportunities our executives might have and to treat them fairly at all times. We note that our executive officers have requested that they receive no bonuses in periods where financial performance failed to meet budgeted goals, even if we grew significantly during the relevant period.

Before setting targets, the Committee also reviews benchmarks and other data provided by our compensation consultants. The Committee also considers the fact that numerous other management-level employees at HEICO are offered bonus opportunities equal to 100% or more of their eligible compensation if their operations meet certain targets and the Committee likes the consistency of this approach.

In December 2017, the Committee established minimum and maximum target bonus levels for four of the named executives for fiscal 2018. Our net income target for fiscal 2018 was $219,462,300 which reflects an 18% increase over fiscal 2017 net income. Recognizing that any increase in net income deserves recognition, but that lower than targeted net income deserves less than the targeted bonus, the Committee allows for reduction of the bonus from target by 4.6% for every percent that net income was below the target. Conversely, if net income were greater than targeted, the executives’ bonuses could be increased by 2.3% for every percentage point increase in actual net income above the targeted amount. Please see our “Grants of Plan-Based Awards” table below for our threshold, target and maximum rewards levels under the HEICO Corporation 2018 Incentive Compensation Plan (the "2018 Plan").

Our actual net income in fiscal 2018 grew by approximately 39.4% and was $259,233,000 versus targeted net income of $219,462,300. Accordingly, since our actual net income exceeded the targeted amount, the non-equity incentive compensation amounts set forth in the compensation tables below were paid to the named executive officers. The targets were not changed during the year.

Additionally, during fiscal 2018, the Committee approved a cash incentive award for HEICO's Chairman of the Board and Chief Executive Officer, Laurans A. Mendelson. Under the aforementioned cash incentive award, Laurans A. Mendelson receives a fixed amount of $650,000 cash should our fiscal 2018 net income increase over our fiscal 2017 net income. As previously mentioned, our actual net income in fiscal 2018 grew by approximately 39.4% as compared to fiscal 2017, so that the full amount of the previously mentioned cash incentive award is included within Laurans A. Mendelson's non-equity incentive plan compensation amount set forth in the compensation table below.

Stock Options

•
Stock options align the shareholders’ and option holders’ interests because the option holders do not receive any gain from their options unless the shareholders experience a gain resulting from HEICO’s share price increase

•
In order for the Common Stock options issued to the named executive officers in fiscal 2018 to achieve the value set forth in the Summary Compensation Table, HEICO’s Common Stock must rise by approximately $30.00, or 42%, from the grant date closing market price

•
In order for the Class A Common Stock options issued in fiscal 2018 to the named executive officer to achieve the value set forth in the Summary Compensation Table, HEICO’s Class A Common Stock must rise by approximately $22.82, or 40%, from the grant date closing market price

•	Stock options issued to the named executive officers in fiscal 2018 equal less than 1% of our shares outstanding if all of the options are eventually exercised

•	Stock options are very important to some executives

•	Both the Committee and the executives feel that it is critical to provide a linkage to stock performance

•
Stock options do not use the Company’s cash (except for tax payments when shares of the Company’s common stock are surrendered upon exercise in lieu of tax payments), thus allowing the Company to pay compensation while limiting cash usage

Since 1990, the combined value of our classes of common stock increased by approximately 33,777%, or 23% compounded per annum, through October 31, 2018, so that our executives who received stock options during that period gained wealth while our shareholders also gained wealth. We believe this dynamic provides consistent reward for the shareholders and management.

Retirement-Related/Long-Term Compensation

•	We believe our employees, including the named executive officers, should generate retirement funds to ensure that they are not focused on alternative business activities to supplement their incomes

•	We want HEICO to remain competitive with compensation offered by other employers

•
We wish to demonstrate good faith to our named executive officers by proactively offering them benefits which are typical in the industry or common among benchmark companies before they have to ask for them

•	This fosters an environment of mutual trust between the Board of Directors and our employees, including the named executive officers, and serves to enhance the HEICO Family culture

•
As has been the case in past years, federal tax laws limited the permitted benefits in 2018 to our named executive officers in our 401(k) Plan to a matching rate that was actually less than most of our other employees. Accordingly, our named executive officers were prevented from receiving the maximum percentage benefits available to many other employees under the 401(k) Plan

Since 1985, HEICO has offered its 401(k) Plan to nearly all of our U.S. employees, including our executive officers. As of October 31, 2018, approximately 5,100 current and former employees participated in the 401(k) Plan. Under the 401(k) Plan, employees may elect to defer a portion of their cash compensation into an account within the 401(k) Plan. The amount each employee defers is then matched at a certain rate by HEICO in cash or HEICO stock. Based upon recommendation by management, the Committee approves the matching rate that each of our subsidiaries contributes and the full Board ratifies that rate.

In 2006, the Board approved the HEICO Corporation Leadership Compensation Plan (the “LCP”), which is a nonqualified deferred compensation plan that conforms to Section 409A of the Internal Revenue Code. The LCP is currently available to approximately 300 HEICO employees (and to the Board members). It provides that the participating employees may contribute a portion of their compensation to the LCP and that HEICO will match salary contributions at a specified fraction of each employee’s salary contribution. The matching rate is established by the Committee and ratified by the Board of Directors. In addition, the Committee and Board of Directors retained discretion to contribute additional amounts to each participant’s account in the LCP. As was the case in the prior years, in fiscal 2018, we made the contribution set forth in the compensation tables corresponding to the named executive officers in an effort to “catch up” for retirement benefits not paid to them prior to fiscal 2007. The recommendation from our compensation consultants utilized in part to determine benefit levels were based on the years of service to HEICO by the executives, their ages and their statistically estimated proximity to retirement.

Based upon the recommendation of the Committee’s compensation consultants, the contribution to the account of Laurans A. Mendelson was substantially larger than those paid to the other named executive officers as a result of his age and years of service.

Perquisites

Most of our named executive officers and certain other executives who utilize their automobiles, at least in part, for company business have been offered either automobiles or automobile allowances. This practice has been in place for approximately 29 years. To the extent that they use their automobiles for non-company business, they receive a personal benefit which is reported as a taxable benefit. In addition, we pay for life insurance for some of our named executive officers consistent with past practices.

The Committee benchmarking analyses and the Committee members’ own experience have led the Committee to conclude these types and amounts of perquisites to be appropriate and customary for executive officers with many other companies.

Management Involvement

It is the Committee’s practice to have our Senior Executive Vice President and our Chief Executive Officer work with our compensation consultants to verify benchmarks on other companies’ practices and, where appropriate, provide updated suggestions for compensation methods. The Committee relied on the independent compensation consultants and management to finalize the benchmark indexes and to exchange information. The Committee then studies and analyzes such information and directs involved management to provide further information as needed, but the Committee retains all discretion over compensation of the Company’s named executive officers, as well as the hiring or termination of all consultants.

Other Compensation Issues

Although approximately 48% of the named executive officers' compensation was long-term (which consists of stock options, 401(k) Plan and LCP compensation), because the Committee believes it should apply its own judgment and sense of fairness in setting compensation levels, it does not use set formulas to allocate between long-term and currently paid out compensation. The Committee applies this philosophy to the breakdown between cash and non-cash compensation in order to maintain flexibility to incentivize and recognize management based upon our qualitative interactions with us and other shareholders.

What we evaluate in setting policies and making compensation decisions

•	Cash Flow

•	Net Income

•	Operating Income

•	Revenues

•	Whether the company met both quantitative and qualitative goals

•	Management’s ethical conduct and adherence to our HEICO Family culture

•	Management’s adherence to corporate policies

•	Management’s efforts

•	Management’s work ethic

•	Our reputation with various stakeholders

•	Difficulty in managing the business

•	Our historical performance

•	Whether failure to meet any goals was the result of completely external factors or management errors

•	Economic conditions

•	Acquisitions

•	Other considerations deemed important from time-to-time

Given the Company’s strong results in fiscal 2018 and the fact that we were able to observe the executives during that time and before that time, we believe that these items above were favorably impacted by the executives and this played a role in our compensation decisions.

Because we want to encourage all of our executive officers to work together as a team and to discourage them from considering their contribution individually, we do not exclusively consider each executive officer’s contribution to our performance or otherwise attempt to break out a value for it. We do not specifically analyze the relationship between compensation of our executive officers and other employees (which is sometimes referred to as "pay equity" analysis). We have "clawback" policies which require repayment of compensation as is required by law or regulation. Given that we have not had to restate results of which prior compensation decisions were made, our policies do not extend beyond those contained in laws or other regulations regarding compensation adjustment or recovery. In the event that such a situation does arise, the Committee will address it in accordance with applicable laws or regulations as it determines appropriate at that time. The Committee does not separately consider how much compensation amounts are realizable from prior compensation; however, those are factors which the Committee views in the total mix of information when setting compensation. The Committee does, however, consider the impact that our accounting policies have on our overall performance in both cash utilization and accounting terms.

While the Committee does take into consideration in the total mix of information the fact that our named executive officers hold and have held significant amounts of our stock, we do not require them to own a specific amount of our stock. Our policies direct that members of HEICO’s Board of Directors should purchase HEICO shares equivalent to approximately 64% of their annual Board of Directors retainer. Three of our named executive officers are members of our Board of Directors and all of them have followed that policy. The Committee views ownership of HEICO shares as a commitment to the Company and believes that it should be encouraged.

The named executive officers who also serve on the Company’s Board of Directors receive compensation for their services as Directors commensurate with the independent directors. We believe that this policy, which has been in place for approximately 29 years, is appropriate given the risks and efforts attendant with service on the Board of Directors.

Compensation Risks

Management and the Board of Directors, including the Compensation Committee, consider and discuss the risks inherent in our business, as well as the design of our compensation plans, policies and programs that are intended to further our business objectives. Given the nature of our business, and the material risks we face, we believe that our compensation plans, policies and programs are not reasonably likely to give rise to risk that would have a material adverse effect on our business history. We also believe that the mix and design of the elements of our executive compensation do not encourage management to assume excessive risks. Our compensation programs and decisions include qualitative factors which restrain excessive risk taking by management.

The following report of the Compensation Committee does not constitute soliciting materials and should not be deemed filed or incorporated by reference into any filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate the report by reference in any such filing.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by item 402(b) of Regulation S-K. Based on our review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and be incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2018.

Respectfully submitted by the Compensation Committee of the Company’s Board of Directors: Mark H. Hildebrandt (Chairman), Julie Neitzel and Dr. Alan Schriesheim.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides the compensation earned by our Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers of the Company or its subsidiaries (collectively, the “Named Executive Officers”) during fiscal 2018, 2017 and 2016.

Name and Principal Position	Fiscal Year	Salary (1)	Bonus	Option Awards (2)	Non-Equity Incentive Plan Compensation (3)	Non-qualified Deferred Compensation Earnings (4)	All Other Compensation (5)	Total

Laurans A. Mendelson	2018	$1,006,534	$—	$—	$3,996,236	$—	$1,751,221	$6,753,991
Chairman of the Board and	2017	1,000,000	—	—	2,616,277	—	1,675,943	5,292,220
Chief Executive Officer	2016	1,000,000	—	—	2,332,862	—	1,615,993	4,948,855

Carlos L. Macau, Jr.	2018	672,902	—	1,435,145	1,355,792	—	681,678	4,145,517
Executive Vice President -	2017	640,532	—	1,419,685	929,607	—	552,765	3,542,589
Chief Financial Officer	2016	609,937	—	467,585	837,171	—	502,066	2,416,759

Eric A. Mendelson	2018	956,164	—	3,750,580	1,926,621	—	1,157,897	7,791,262
Co-President, HEICO Corporation;	2017	826,542	—	4,172,660	1,182,086	—	876,955	7,058,243
President and Chief Executive	2016	775,595	—	1,180,895	1,064,546	—	823,828	3,844,864
Officer of the HEICO Flight
Support Group

Victor H. Mendelson	2018	956,164	—	3,750,580	1,926,621	—	1,159,116	7,792,481
Co-President, HEICO Corporation;	2017	826,542	—	4,172,660	1,182,086	—	876,982	7,058,270
President and Chief Executive	2016	775,595	—	1,180,895	1,064,546	—	825,338	3,846,374
Officer of the HEICO Electronic
Technologies Group

Steven M. Walker (6)	2018	301,189	320,000	162,147	—	—	38,811	822,147
Chief Accounting Officer	2017	272,000	265,000	162,896	—	—	37,045	736,941
	2016	—	—	—	—	—	—	—
___________________

(1)
Salary includes amounts deferred by the Named Executive Officer pursuant to the HEICO Corporation Leadership Compensation Plan, a non-qualified deferred compensation plan available to numerous eligible employees, officers and directors. For more information on this plan, see “Non-qualified Deferred Compensation,” which follows below within this Executive Compensation section.

(2)
Amounts stated represent the value of option awards granted to the Named Executive Officer based on the grant date fair value of these awards in fiscal 2018, 2017 and 2016, and are the amounts we will likely recognize as compensation expense over each award’s vesting period, which will likely differ from the actual value that may be realized by the Named Executive Officer. The fair values of the option awards were computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The assumptions used to value these awards are set forth in Note 9, Share-Based Compensation, of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended October 31, 2018.

(3)
Represents amounts earned by achievement of performance goals during a specified performance period and consists of payments made under the HEICO Corporation 2012 Incentive Compensation Plan (which was replaced in fiscal 2018 by the 2018 Plan) and the 2018 Plan as described within “Grants of Plan-Based Awards,” which follows below within this Executive Compensation Section.

(4)	There were no above-market or preferential earnings on deferred compensation.

(5)
Amounts principally represent Company contributions to the HEICO Corporation Leadership Compensation Plan, which generally vest over a four-year period and are generally paid at retirement. See the following table titled “All Other Compensation” for an itemized disclosure of this compensation.

(6)	Mr. Walker became a named executive officer for fiscal 2017 and as a result we are permitted to omit compensation information for Mr. Walker for fiscal 2016.

		All Other Compensation
Name	Fiscal Year	Director Fees	Insurance Benefits (1)	Company Contributions to HEICO Savings and Investment Plan (a defined contribution retirement plan) (2)	Company Contributions to HEICO Corporation Leadership Compensation Plan (a deferred compensation plan) (3)	Use of Company Car (4)	Perquisites and Other Personal Benefits (5)	Total

Laurans A. Mendelson	2018	$213,612	$22,416	$13,650	$1,496,184	$5,359	$—	$1,751,221
	2017	194,169	21,517	13,400	1,440,000	6,857	—	1,675,943
	2016	191,234	20,368	13,250	1,382,000	9,141	—	1,615,993

Carlos L. Macau, Jr.	2018	—	38,090	13,650	627,475	2,463	—	681,678
	2017	—	36,592	13,400	499,211	3,562	—	552,765
	2016	—	34,498	13,250	451,360	2,958	—	502,066

Eric A. Mendelson	2018	203,173	43,149	13,650	891,659	6,266	—	1,157,897
	2017	192,884	40,623	13,400	622,287	7,761	—	876,955
	2016	190,534	38,438	13,250	573,948	7,658	—	823,828

Victor H. Mendelson	2018	204,373	45,115	13,650	891,659	4,319	—	1,159,116
	2017	192,884	43,677	13,400	622,287	4,734	—	876,982
	2016	191,734	41,658	13,250	573,948	4,748	—	825,338

Steven M. Walker	2018	—	16,135	13,650	9,026	—	—	38,811
	2017	—	15,505	13,380	8,160	—	—	37,045
	2016	—	—	—	—	—	—	—
___________________

(1)	Annual life and medical insurance premiums paid by the Company.

(2)	Participation in the HEICO Savings and Investment Plan is available to substantially all U.S. employees of the Company.

(3)	For more information on the HEICO Corporation Leadership Compensation Plan, see “Non-qualified Deferred Compensation,” which follows below within this Executive Compensation section.

(4)	Personal use of Company’s vehicle provided to the Named Executive Officer. The Company reports the personal use of such vehicles as part of each Named Executive Officer’s compensation.

(5)
Our Named Executive Officers personally use the Company’s aircraft, facilities, and from time to time, use tickets for entertainment and other events for personal purposes, and receive occasional secretarial support with respect to personal matters. These perquisites and other personal benefits in aggregate, however, do not exceed $10,000 for any of our Named Executive Officers.

In March 2018, our CEO, Laurans A. Mendelson, our Co-Presidents, Eric A. Mendelson and Victor H. Mendelson and our CFO, Carlos L. Macau, Jr. (in each case, the “Lessee”) each entered into a Time-Sharing Agreement with the Company which provides that each of them can lease, for personal or non-business purposes, an aircraft that is possessed and operated by or for the Company. Under these Agreements, each Lessee prepays the Company twice the aggregate incremental cost of each flight. The aggregate incremental cost, which is determined by applicable Federal Aviation Regulations consists of: fuel, oil, lubricants and other additives; travel expenses of the crew, including food, lodging and ground transportation; in-flight food and beverage expenses; hangar and tie-down costs away from the aircraft’s base of operations; insurance obtained for the specific flight; flight planning and weather contract services; passenger ground transportation; landing fees, airport taxes and similar assessments; and customs, foreign permit and similar fees directly related to the flight. The Company retains sole discretion to determine what flights may be scheduled by each Lessee and, under the Agreement, the Company’s prior planned use of the aircraft takes precedence over each Lessee’s non-business or personal business use. The arrangement helps to offset the cost of the aircraft when it is not being used by the Company. As there is no incremental cost to the Company for the use of the aircraft by the Lessees, no amount has been included in the Summary Compensation Table with respect to such usage. Occasionally, a spouse or other guest may accompany one of these executives when they are using corporate aircraft for business travel. As there is no incremental cost to the Company for the spouse or other guest accompanying the executive on a flight, no amount has been included in the Summary Compensation Table with respect to that usage.

Grants of Plan-Based Awards

The 2018 Plan was approved by our Board of Directors and shareholders in fiscal 2018. The 2018 Plan authorizes the Compensation Committee of the Board of Directors to select participants, designate performance periods, authorize performance awards that may be earned by achievement of performance goals during the performance periods, and set the other terms of performance awards. The following table summarizes certain information with respect to grants of awards to the Named Executive Officers of the Company under the 2018 Plan for fiscal 2018.

	Grant Date	Share Class (1)	Payouts Under Non-Equity Incentive Plan Awards for Performance at Specified Levels (2)				All Other Option Awards: Number of Securities Underlying Options (4)	Exercise Price of Option Awards (5)	Grant Date Closing Market Price	Grant Date Fair Value of Option Awards (6)
Name			Threshold	Target	Maximum	Earned (3)

Laurans A. Mendelson	—	—	$1,270,500	$2,359,500	$3,448,500	$3,346,236	—	$—	$—	$—
						650,000
					Total	3,996,236

Carlos L. Macau, Jr.	3/16/2018	CA	514,767	955,996	1,397,226	1,355,792	62,500	56.24	56.24	1,435,145

Eric A. Mendelson	3/16/2018	C	731,500	1,358,500	1,985,500	1,926,621	125,000	70.66	70.66	3,750,580

Victor H. Mendelson	3/16/2018	C	731,500	1,358,500	1,985,500	1,926,621	125,000	70.66	70.66	3,750,580

Steven M. Walker	6/11/2018	CA	—	—	—	—	7,500	62.68	62.68	162,147
___________________

(1)	“C” denotes HEICO Common Stock and “CA” denotes HEICO Class A Common Stock.

(2)
These values represent the threshold, target, and maximum payouts under the 2018 Plan. The actual earned bonus awards under the 2018 Plan were paid at 141.8% of the targeted levels and in accordance with the 2018 Plan because the Company exceeded its targeted net income. Please refer to the “Bonus” section of the Compensation Discussion and Analysis contained herein for further information about the 2018 Plan.

(3)
As previously mentioned on page 25, Laurans A. Mendelson also received a $650,000 cash incentive award under the 2018 Plan as a result of HEICO's net income growth in fiscal 2018 as compared to fiscal 2017.

(4)
The right of the holder to exercise the options vests at the rate of 20% per year over a period of five years from the grant date. All share information has been adjusted retrospectively to reflect the 5-for-4 stock split effected in June 2018.

(5)	The fiscal 2018 option awards were granted under the 2018 Plan which defines the exercise price as the closing sale price on the date of grant.

(6)
Represents the grant date fair value of option awards granted to the Named Executive Officer in fiscal 2018. See Note (2) to the Summary Compensation Table above for additional information on how the fair values were computed.

Outstanding Equity Awards at Fiscal 2018 Year-End

The following table summarizes information regarding equity-based awards held by our Named Executive Officers as of October 31, 2018. Information has been adjusted as necessary for all stock splits. All unexercisable options are subject to a vesting schedule that provides for vesting at the rate of 20% per year over the first five years following the option grant date.

	Share Class (1)	Option Grant Date	Number of Securities Underlying Unexercised Options		Option Exercise Price	Option Expiration Date
Name			Exercisable	Unexercisable

Laurans A. Mendelson	—	—	—	—	—	—

Carlos L. Macau, Jr.	CA	6/1/2012	122,070	—	$12.80	6/1/2022
	CA	6/18/2012	30,518	—	$12.81	6/18/2022
	CA	6/10/2013	61,036	—	$15.45	6/10/2023
	CA	6/8/2015	29,297	19,532	$24.91	6/8/2025
	CA	12/14/2015	19,531	29,298	$22.20	12/14/2025
	CA	3/17/2017	19,531	78,125	$38.37	3/17/2027
	CA	3/16/2018	—	62,500	$56.24	3/16/2028

Eric A. Mendelson	C	9/13/2010	381,470	—	$10.98	9/13/2020
	C	9/12/2011	305,176	—	$15.94	9/12/2021
	C	6/10/2013	122,070	—	$21.41	6/10/2023
	C	6/8/2015	58,593	39,063	$29.67	6/8/2025
	C	12/14/2015	39,062	58,594	$24.95	12/14/2025
	C	3/17/2017	39,062	156,251	$44.96	3/17/2027
	C	3/16/2018	—	125,000	$70.66	3/16/2028
	CA	6/10/2013	122,070	—	$15.45	6/10/2023

Victor H. Mendelson	C	9/13/2010	381,470	—	$10.98	9/13/2020
	C	9/12/2011	305,176	—	$15.94	9/12/2021
	C	6/10/2013	122,070	—	$21.41	6/10/2023
	C	6/8/2015	58,593	39,063	$29.67	6/8/2025
	C	12/14/2015	39,062	58,594	$24.95	12/14/2025
	C	3/17/2017	39,062	156,251	$44.96	3/17/2027
	C	3/16/2018	—	125,000	$70.66	3/16/2028
	CA	6/10/2013	122,070	—	$15.45	6/10/2023

Steven M. Walker	CA	3/28/2011	6,575	—	$11.26	3/28/2021
	CA	9/14/2012	12,208	—	$12.63	9/14/2022
	CA	9/23/2013	12,208	—	$20.89	9/23/2023
	CA	6/8/2015	5,859	3,907	$24.91	6/8/2025
	CA	12/12/2016	2,343	9,376	$34.74	12/12/2026
	CA	6/11/2018	—	7,500	$62.68	6/11/2028
__________________

(1)	“C” denotes HEICO Common Stock and “CA” denotes HEICO Class A Common Stock.

Option Exercises During Last Fiscal Year

The following table provides information concerning stock options exercised during fiscal 2018 by our Named Executive Officers. Information has been adjusted as necessary for all stock dividends and stock splits.

		Option Awards
Name	Share Class (1)	Number of Shares Acquired on Exercise	Value Realized on Exercise (2)

Laurans A. Mendelson	—	—	$—

Carlos L. Macau, Jr.	—	—	—

Eric A. Mendelson	C	476,838	30,409,987

Victor H. Mendelson	C	476,838	30,409,987

Steven M. Walker	—	—	—
 __________________

(1)	“C” denotes HEICO Common Stock.

(2)	Value realized is equal to the fair market value of the Company’s common stock on the exercise date, less the exercise price, multiplied by the number of shares acquired.

Non-qualified Deferred Compensation

The HEICO Corporation Leadership Compensation Plan (“LCP”) was established in fiscal 2006 and is a non-qualified deferred compensation plan that conforms to Section 409A of the Internal Revenue Code. The LCP provides our eligible employees, officers, and directors the opportunity to voluntarily defer base salary, bonus payments, commissions, long-term incentive awards and directors fees, as applicable, on a pre-tax basis. We match 50% of the first 6% of base salary deferred by each participant. While we have no obligation to do so, the LCP also provides us the opportunity to make discretionary contributions to a participant’s account. The discretionary contributions generally vest over a four-year period and are generally paid at retirement.

We also sponsor another non-qualified deferred compensation plan (“DCP”), which was available to directors, officers and certain other employees, who elected to defer a portion of their compensation through December 31, 2004. Amounts deferred were immediately vested and invested in individually-directed investment accounts. Earnings on such investment accounts, which are maintained by a trustee, accrue to the benefit of the individual, and are included in the column titled “Aggregate Earnings in Last Fiscal Year” in the table below. We make no contributions to this plan.

Name	Plan	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (3)

Laurans A. Mendelson	LCP	$60,367	$1,496,184	$45,099	($157,242)	$21,706,969
	DCP	—	—	47,577	—	4,544,593
	Total	60,367	1,496,184	92,676	(157,242)	26,251,562

Carlos L. Macau, Jr.	LCP	379,305	627,475	40,136	(233,234)	4,645,008

Eric A. Mendelson	LCP	172,002	891,659	62,543	—	9,578,462

Victor H. Mendelson	LCP	171,914	891,659	(59,221)	—	8,450,050

Steven M. Walker	LCP	62,088	9,026	35,522	(61,690)	1,159,697
__________________

(1)
Includes discretionary contributions of $1,466,000, $607,296, $862,986 and $862,986 to Laurans A. Mendelson, Carlos L. Macau, Jr., Eric A. Mendelson and Victor H. Mendelson, respectively. Amounts also include matching contributions of $30,184, $20,179, $28,673, $28,673, and $9,026, to Laurans A. Mendelson, Carlos L. Macau, Jr., Eric A. Mendelson, Victor H. Mendelson, and Steven M. Walker, respectively. The aggregate of these contributions is also reported in the column titled “Company Contributions to HEICO Corporation Leadership Compensation Plan” in the “All Other Compensation” table which supplements the “Summary Compensation Table.”

(2)
These amounts are not “above-market” or “preferential earnings” and therefore are not reported in the “Summary Compensation Table.” The earnings in the LCP for each executive officer reflect investment returns that were generated from self-directed investments by the executive officers of all amounts in the plan held for those executive officers, including contributions by both the Company and the executive officers in the last fiscal year and prior years. All earnings in the DCP for each executive officer reflect investment returns on self-directed investments of compensation deferred into the DCP by each executive officer in prior years. We have never contributed to the DCP and no further deferrals may be made by executive officers to the DCP.

(3)
Of these aggregate balances, which reflect any aggregate withdrawals/distributions, the following amounts were reported as compensation to the Named Executive Officers in the Summary Compensation Tables in our previous proxy statements beginning with the fiscal 2007 proxy statement: Laurans A. Mendelson $11,762,539; Carlos L. Macau, Jr. $2,724,175; Eric A. Mendelson $5,339,009; Victor H. Mendelson $4,836,758 and Steven M. Walker $61,860.

Potential Payments Upon Termination or Change in Control

As of October 31, 2018, the Company had the following lump sum payment obligations, under the LCP and DCP as described above, to its Named Executive Officers upon a change in control or termination: Laurans A. Mendelson $26,251,562; Carlos L. Macau, Jr. $3,753,329; Eric A. Mendelson $8,463,186 and Victor H. Mendelson $7,305,090. As of October 31, 2018, the Company's payment obligation under the LCP to Steven M. Walker upon a change in control was $0 and upon termination was $1,159,697.

The unexercisable (unvested) options held by the Named Executive Officers as detailed in “Outstanding Equity Awards at Fiscal 2018 Year-End” would become immediately vested and exercisable upon (i) a change in control of the Company, (ii) the liquidation or dissolution of the Company, or (iii) any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive or the shares are exchanged for or converted into cash or securities issued by another entity, or an affiliate of such successor or acquiring entity, unless the successor or acquiring entity, or an affiliate thereof, assumes the option or substitutes an equivalent option or right pursuant to Section 10(c) of the Company's 2018 Incentive Compensation Plan, (each, an

"Acceleration Event"). As of October 31, 2018, the value of this acceleration to the Named Executive Officers upon an Acceleration Event was: Eric A. Mendelson $13,285,393, Victor H. Mendelson $13,285,393, Carlos L. Macau, Jr. $4,979,456 and Steven M. Walker $492,249. The value of the accelerated vesting of the unexercisable options was calculated by aggregating the difference between the closing price of the applicable share class as of October 31, 2018 and the exercise price of such unexercisable option multiplied by the number of options for the applicable share class.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the total annual compensation of our employees and the total annual compensation of our Chairman of the Board and Chief Executive Officer, Laurans A. Mendelson.
As of August 31, 2018, our employee population, excluding Mr. Mendelson, consisted of approximately 5,273 individuals, of which approximately 3,932 or 75% were located in the United States (“U.S.”). This population consisted of both domestic and foreign full time, part time and temporary employees.

To identify our median employee, we used a consistently applied compensation measure of total gross wages from January 1, 2018 to August 31, 2018. Total gross wages reflects a wide variety of pay items, including base wages, time-related bonuses (such as overtime, shift premiums, holiday bonuses), vacation pay, performance bonuses, stock option exercises and other benefits and allowances. We did not make cost of living adjustments when computing our employees' total gross wages. Additionally, we converted the gross wages paid to non-U.S. employees in local currency to U.S. dollars using the applicable average exchange rate for the period of January 1, 2018 to August 31, 2018.

To calculate the annual total compensation of our median employee, we identified and calculated the elements of such employee’s fiscal 2018 compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. Based on the aforementioned methodology, we determined that the fiscal 2018 median total annual compensation of our median employee was $58,276. As reported in the Summary Compensation Table, the fiscal 2018 annual total compensation for Mr. Mendelson was $6,753,991, resulting in a pay ratio of 116:1.
Our pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(Proposal No. 2)

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, the shareholders of HEICO may cast an advisory and non-binding vote at the Annual Meeting in relation to the compensation of our Named Executive Officers as disclosed in this proxy statement in accordance with Section 14A of the Exchange Act. The Company's practice, which was approved by its shareholders at the 2017 Annual Meeting, is to conduct this non-binding vote on an annual basis.

This proposal is set forth in the following resolution:
RESOLVED, that the shareholders of HEICO Corporation approve, on an advisory basis, the compensation of its named executive officers, as disclosed in this proxy statement, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement.
As described more fully in the Compensation Discussion and Analysis, the Compensation Committee believes that our compensation policies, which set forth clear and simple objectives, will yield the best results.
Our objectives are:

1.	Compensate our executives fairly;

2.	Motivate our executives to honestly and ethically grow our Company’s profits, cash generation, revenues, and market capitalization over time, not just in the short term; and

3.	Retain our executives and have the ability to attract new ones as needed.

Our executive compensation program’s success is evidenced by the Company’s strong growth and financial performance for over 28 years commencing in 1990 when the current management team took over the Company’s operations. Our sales from continuing operations have grown from just over $26 million in fiscal 1990 to a record of approximately $1.8 billion in fiscal 2018, representing a compound annual growth rate of approximately 16%. During the same period, we improved our net income from just below $2 million to a record of approximately $259 million, representing a compound annual growth rate of approximately 19%. We also note that, during this time, our shareholders have benefited significantly, with a $100,000 investment in HEICO at the time current management took over operation of the business becoming worth approximately $33.9 million as of October 31, 2018, representing a compound annual growth rate of approximately 23%.
Our executive compensation program is structured to align the interests of our executive officers (some of whom are significant Company shareholders) with those of our other shareholders and to fairly reward them for creating shareholder value and for achieving our business objectives. The Compensation Discussion and Analysis set forth on pages 16 - 29 of this Proxy Statement explain our successful compensation philosophy in great detail.
Recommendation
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" APPROVAL OF THE COMPENSATION FOR OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT IN ACCORDANCE WITH SECURITIES AND EXCHANGE COMMISSION RULES.

The following report of the Finance/Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate the report by reference in any such filing.

FINANCE/AUDIT COMMITTEE REPORT

The Finance/Audit Committee (the “Audit Committee”) of the Board of Directors is composed entirely of five non-employee directors. The Board of Directors has determined that each member of the Audit Committee is “financially literate” and “independent” in accordance with the New York Stock Exchange’s listing standards and that Mr. Schwitter is an “audit committee financial expert,” as defined by the Securities and Exchange Commission.

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its responsibility for the oversight of the quality and integrity of the accounting, auditing, internal control and financial reporting practices of the Company and such other duties as directed by the Board of Directors. The full responsibilities of the Audit Committee are set forth in its formal written charter, which is available on HEICO’s website at www.heico.com.

Management is responsible for the Company’s financial reporting process, including establishing and maintaining its internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit in accordance with standards of the Public Company Accounting Oversight Board (the “PCAOB”) and for expressing an opinion as to whether those financial statements are, in all material respects, presented fairly in conformity with accounting principles generally accepted in the United States of America. Deloitte & Touche LLP is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting based on its audit. The Audit Committee is responsible for monitoring and reviewing these processes, acting in an oversight capacity relying on the information provided to it and on the representations made by management and the independent registered public accounting firm. The internal auditors are responsible to the Audit Committee and the Board for testing the financial accounting and reporting control systems and such other matters as the Audit Committee and Board determine.

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed with management the Company’s audited financial statements as of and for the year ended October 31, 2018 and discussed with Deloitte & Touche LLP the matters required to be discussed by PCAOB Auditing Standard No. 1301, "Communications with Audit Committees," as issued by the PCAOB. The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed and considered the independence of Deloitte & Touche LLP with representatives of Deloitte & Touche LLP, reviewing as necessary all relationships and services which might bear on the objectivity of Deloitte & Touche LLP. Deloitte & Touche LLP was provided with full access to the Audit Committee to meet privately and was encouraged to discuss any matter it desired with the Audit Committee or the full Board of Directors.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended October 31, 2018, for filing with the Securities and Exchange Commission.

Respectfully Submitted by the Finance/Audit Committee of the Company’s Board of Directors: Frank J. Schwitter (Chairman), Adolfo Henriques, Mark H. Hildebrandt, Julie Neitzel and Dr. Alan Schriesheim.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(Proposal No. 3)

The Finance/Audit Committee has selected the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2019. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1990.

Shareholder ratification of this selection is not required by our By-laws or otherwise. However, the Finance/Audit Committee and full Board of Directors are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate governance. If the shareholders do not ratify the selection, the Finance/Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Finance/Audit Committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such change would be in the best interests of the Company and its shareholders.

One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting on March 15, 2019. The representatives will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions from shareholders.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 31, 2019.

Principal Accounting Firm Fees

The following table presents the aggregate fees billed to the Company by Deloitte & Touche LLP during the fiscal years ended October 31, 2018 and 2017:

	2018	2017
Audit fees (1)	$3,125,431	$2,788,000
Audit-related fees (2)	20,766	—
Tax fees (3)	213,300	48,521
All other fees	—	—
Total fees	$3,359,497	$2,836,521
 _________________

(1)
Audit fees consist of fees billed for services rendered for the annual audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, the review of our condensed consolidated financial statements included in our quarterly reports on Form 10-Q, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consist of fees billed for due diligence services performed during fiscal 2018.

(3)	Tax fees consist of fees billed for tax advisory services principally pertaining to certain transfer pricing analyses.

Pre-approval of Services Provided by the Independent Registered Public Accounting Firm

The Finance/Audit Committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. The Finance/Audit Committee will consider annually and, if appropriate, approve the scope of the audit services to be performed during the fiscal year as outlined in an engagement letter proposed by the independent registered public accounting firm. For permissible non-audit services, management will submit to the Finance/Audit Committee, at least annually, a list of services and a corresponding budget estimate that it recommends the Finance/Audit Committee engage the independent registered public accounting firm to provide. To facilitate the prompt handling of certain unexpected matters, the Finance/Audit Committee delegates to its Chairman the authority to approve in advance all audit and non-audit services below $10,000 to be provided by the independent registered public accounting firm if presented to the full Finance/Audit Committee at the next regularly scheduled meeting. The independent registered public accounting firm and management will routinely inform the Finance/Audit Committee as to the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval policy and the fees incurred for the services performed to date. All services provided by Deloitte & Touche LLP for fiscal 2018 and 2017 were pre-approved by the Finance/Audit Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Finance/Audit Committee advises the Board of Directors regarding potential transactions between the Company and any of its directors or officers, and reviews them under a standard that the terms of any such transaction should be no less favorable to the Company than would be obtained from an unrelated party. The Finance/Audit Committee and the Board of Directors have not adopted specific procedures for such reviews and consider each transaction in light of the specific facts and circumstances presented.

Certain subsidiaries of Lufthansa, for which Mr. Mayrhuber, a director of the Company and former Chairman of the Supervisory Board of Deutsche Lufthansa AG (who passed away in December 2018), are customers of certain subsidiaries of HEICO. Purchases made by such subsidiaries of Lufthansa represented in excess of 2%, but less than 5% of HEICO’s consolidated net sales of approximately $1.8 billion for the fiscal year ended October 31, 2018. We expect this customer relationship to continue in the current fiscal year. We believe that the terms of transactions with Lufthansa are no less favorable to us than would have been obtained from an unrelated party and that Mr. Mayrhuber was not afforded any special benefits during fiscal 2018 as a result of our transactions with Lufthansa.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of reports of ownership, reports of changes of ownership and written representations under Section 16(a) of the Securities Exchange Act of 1934, which were furnished to the Company during or with respect to fiscal 2018 by persons who were, at any time during fiscal 2018, directors or executive officers of the Company or beneficial owners of more than 10% of the outstanding shares of Common Stock or Class A Common Stock, no such person failed to file on a timely basis any report required by such section during fiscal 2018 with the following exception. On February 13, 2018, a delinquent Form 4 was filed for Dr. Alan Schriesheim to report one transaction.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Any shareholder who wishes to present a proposal for action at our next Annual Meeting of shareholders tentatively scheduled for March 20, 2020, or to nominate a director candidate for our Board of Directors, must submit such proposal or nomination in writing to our Corporate Secretary at HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021. The proposal or nomination should comply with the time period and information requirements as set forth in our By-laws relating to shareholder business or shareholder nominations, respectively. To be eligible to present a proposal or nomination at the 2020 Annual Meeting, such proposal or nomination must be properly submitted to us as set forth in our By-laws and not earlier than December 21, 2019 nor later than January 21, 2020. These requirements are seperate from the SEC's requirements that a stockholder must meet in order to have a proposal included in our proxy statement. Shareholders interested in submitting a proposal for inclusion in the Proxy Statement for the 2020 Annual Meeting of Shareholders may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, shareholder proposals must be received by our Corporate Secretary at the herein above address no later than October 14, 2019.

COMMUNICATION WITH THE BOARD OF DIRECTORS

Any HEICO shareholder or other interested party who wishes to communicate with our Board of Directors, a committee of the Board, the non-management directors as a group, the presiding director or any individual member of the Board, may send correspondence to our Corporate Secretary at HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021. Our Corporate Secretary will compile and submit on a periodic basis all shareholder and other interested parties’ correspondence to the entire Board of Directors, or, if and as designated in the communication, to a committee of the Board, the non-management directors as a group, the presiding director or an individual Board member.

SHAREHOLDERS SHARING THE SAME ADDRESS

We have adopted a procedure called “householding” in accordance with rules approved by the Securities and Exchange Commission. Under this procedure, a single copy of the Annual Report and proxy statement will be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless one of the shareholders at that address notifies us that they wish to receive individual copies. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend mailings in any way. This procedure reduces our printing costs and mailing fees.

If a single copy of the Annual Report and proxy statement was delivered to an address that you share with another shareholder and you wish to receive a separate copy of the 2018 Annual Report or this proxy statement, or if you do not wish to participate in householding and prefer to receive separate copies of future materials, or if you are sharing an address with another shareholder and are receiving multiple copies of annual reports or proxy statements and would like to request delivery of a single copy of annual reports or proxy statements, please call us at (954) 987-4000 or write to our Corporate Secretary at HEICO Corporation, 3000 Taft Street, Hollywood, Florida 33021.

GENERAL AND OTHER MATTERS

Neither HEICO nor the members of its Board of Directors intend to bring before the Annual Meeting any matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders. They have no present knowledge that any other matters will be presented to be acted on pursuant to your proxy. However, if any other matters properly come before the Annual Meeting, the persons whose names appear in the enclosed form of proxy will have the discretionary authority to vote the proxy in accordance with their judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

Laurans A. Mendelson
Chairman of the Board and
Chief Executive Officer

HEICO CORPORATION
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 15, 2019
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of HEICO CORPORATION hereby appoints Laurans A. Mendelson and Thomas S. Irwin, or either of them, the true and lawful attorney or attorneys and proxy or proxies of the undersigned with full power of substitution and revocation to each of them, to vote all the shares of stock which the undersigned would be entitled to vote, if there personally present, at the Annual Meeting of Shareholders of HEICO CORPORATION called to be held at the Conrad Miami, 1395 Brickell Avenue, Miami, Florida 33131 at 10:00 a.m. Eastern Daylight Time on March 15, 2019 (notice of such meeting has been received), and at any adjournments thereof, with all powers which the undersigned would possess if personally present. Without limiting the generality of the foregoing, said attorneys and proxies are authorized to vote as indicated below.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 15, 2019

The accompanying Proxy Statement and the 2018 Annual Report on Form 10-K are available at:
https://www.heico.com

If you plan to attend the Annual Meeting, you can obtain directions to the Conrad Miami from the hotel’s website at http://conradhotels3.hilton.com/en/hotels/florida/conrad-miami-MIACICI/about/directions.html

The Board of Directors of HEICO CORPORATION unanimously recommends a vote “FOR” each of the nominees for director, "FOR" the advisory vote on executive compensation, and “FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2019.

1.	ELECTION OF HEICO’S BOARD OF DIRECTORS FOR THE ENSUING YEAR

01 - Thomas M. Culligan	02 - Adolfo Henriques	03 - Mark H. Hildebrandt
04 - Eric A. Mendelson	05 - Laurans A. Mendelson	06 - Victor H. Mendelson
07 - Julie Neitzel	08 - Dr. Alan Schriesheim	09 - Frank J. Schwitter

☐	Mark here to vote	☐	Mark here to WITHHOLD	☐	For All EXCEPT - To withhold authority to vote for any
	FOR all nominees		vote from all nominees		nominee(s), write the name(s) of such nominee(s) below.

2.	ADVISORY APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION

☐	FOR	☐	AGAINST	☐	ABSTAIN

3.	RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 31, 2019

☐	FOR	☐	AGAINST	☐	ABSTAIN

(Continued and to be dated and signed on the reverse side)

4.	In their discretion, upon such other matters which may properly come before the meeting or any adjournments

THIS PROXY WILL BE VOTED AS DIRECTED, BUT WHERE NO DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES AND "FOR" PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENVELOPE PROVIDED SO THAT YOUR SHARES CAN BE VOTED AT THE MEETING.

Dated:________________________, 2019

Signature________________________________________

Signature, if held jointly_____________________________

Note: Please sign exactly as your name or names appear hereon. If signing as executor, trustee, administrator, attorney or guardian, etc., please print your full title.